UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Dynex Capital, Inc.

(Name of Registrant as Specified in Its Charter)

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Dynex Capital, Inc.

Notice of Annual Meeting of Shareholders

and

Proxy Statement

Annual Meeting of Shareholders

May 19, 2015

DYNEX CAPITAL, INC.

April 8, 2015

To Our Common Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Dynex Capital, Inc. (the “Company”) to be held at The Ritz-Carlton, Tysons Corner located at 1700 Tysons Boulevard, McLean, Virginia on Tuesday, May 19, 2015, at 9:00 a.m. Eastern Time.

The business of the meeting is to consider and act upon the election of directors, to approve, in an advisory and non-binding vote, the compensation of our named executive officers, and to ratify the selection of the auditors of the Company.

As permitted by rules adopted by the Securities and Exchange Commission, we are furnishing our proxy statement, 2014 Annual Report to Shareholders and proxy card over the Internet to most of our shareholders.  This means that most of our shareholders will initially receive only a notice containing instructions on how to access the proxy materials over the Internet. This approach lowers the cost of delivering the annual meeting materials and reduces the environmental impact of the meeting. If you would like to receive a paper copy of the proxy materials, the notice contains instructions on how you can request copies of these documents.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet. If you receive your proxy materials by mail, you may sign, date and mail the proxy card in the postage-paid envelope provided. Instructions regarding all three methods of voting are contained in the proxy card. If you mail the proxy card and desire to vote your shares of common stock in accordance with management's recommendations, you need not mark your votes on the proxy but need only sign, date and return the proxy card in the envelope provided in order to record your vote.

Sincerely,

Thomas B. Akin

Executive Chairperson of the Board

DYNEX CAPITAL, INC.

4991 Lake Brook Drive, Suite 100

Glen Allen, Virginia 23060

(804) 217-5800

___________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Common Shareholders:

The Annual Meeting of Shareholders of Dynex Capital, Inc. (the “Company”) will be held at The Ritz-Carlton, Tysons Corner located at 1700 Tysons Boulevard, McLean, Virginia on Tuesday, May 19, 2015, at 9:00 a.m. Eastern Time, to consider and act upon the following matters:

1.	To elect seven (7) directors of the Company, to hold office until the next annual meeting and until their successors are elected and duly qualified; and
2.	To approve, in an advisory and non-binding vote, the compensation of the Company's named executive officers as disclosed in the accompanying Proxy Statement; and
3.	To vote on the ratification of the selection of BDO USA, LLP, independent certified public accountants, as auditors for the Company for the 2015 fiscal year; and
4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record of our common stock at the close of business on March 19, 2015, the record date, will be entitled to vote at the Annual Meeting.

Management desires to have maximum representation at the Annual Meeting. Whether or not you plan to attend the meeting, we urge you to vote your shares via the toll-free telephone number or over the Internet, as described in the accompanying Proxy Statement. If you receive these materials by mail, you may sign, date and mail the proxy card in the postage-paid envelope provided. A proxy may be revoked by a shareholder at any time prior to its use by notice in writing to the Secretary of the Company, by submitting a later-dated proxy to the Secretary of the Company, by changing your vote via the toll-free telephone number or over the Internet or by attending the Annual Meeting and requesting to vote in person (provided that, if you hold your shares through a bank, broker or other holder of record and you wish to vote in person, you must bring a legal proxy or broker's proxy card to the meeting as proof of your authority to vote the shares).

By Order of the Board of Directors

Stephen J. Benedetti

Executive Vice President,

Chief Financial Officer, Chief Operating Officer, and Secretary

Dated: April 8, 2015

DYNEX CAPITAL, INC.

4991 Lake Brook Drive, Suite 100

Glen Allen, Virginia 23060

(804) 217-5800

____________________________

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 19, 2015

To Our Shareholders:

This Proxy Statement is furnished to the holders of the common stock of Dynex Capital, Inc. (the “Company”) in connection with the solicitation by the Company's Board of Directors of proxies to be used at the Annual Meeting of Shareholders of the Company to be held at The Ritz-Carlton, Tysons Corner located at 1700 Tysons Boulevard, McLean, Virginia on Tuesday, May 19, 2015, at 9:00 a.m. Eastern Time (the “Annual Meeting”). The Annual Meeting is being held for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

As permitted by rules adopted by the Securities and Exchange Commission (the “SEC”), the Company is making this Proxy Statement and its 2014 Annual Report to Shareholders available to most of our shareholders electronically via the Internet. On April 8, 2015, we commenced mailing to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access this Proxy Statement and our Annual Report and vote over the Internet. Most shareholders will not receive a printed copy of the proxy materials in the mail, unless specifically requested. Instead, the Notice of Internet Availability of Proxy Materials instructs you on how to access and review over the Internet all of the important information contained in the Proxy Statement and Annual Report and on how you may submit your proxy over the Internet. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on Tuesday, May 19, 2015

The Proxy Statement and 2014 Annual Report to Shareholders are available on the Internet at: www.envisionreports.com/DYNX.

GENERAL INFORMATION

Solicitation

You have received these proxy materials because the Company's Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. The costs of this solicitation will be borne by the Company. Proxy solicitations will be made by the Internet and the mail, and also may be made by personal interview, telephone and e-mail by directors and officers of the Company, acting without compensation other than their regular compensation. Brokerage houses and nominees will be requested to forward the proxy soliciting material to the beneficial owners of shares of common stock and to obtain authorization for the execution of proxies. The Company will, upon request, reimburse such parties for their reasonable expenses in forwarding these proxy materials to such beneficial owners.

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Voting Rights

Holders of shares of common stock at the close of business on March 19, 2015, the record date, are entitled to notice of, and to vote at, the Annual Meeting. On that date, 54,892,466 shares of common stock were outstanding, with each outstanding share of common stock entitled to one vote for each of the seven directors nominated and one vote on each other matter presented at the Annual Meeting. Holders of shares of the Company’s Series A Preferred Stock and Series B Preferred Stock are not entitled to notice of or to vote at the Annual Meeting.

Quorum

The presence of a majority of the outstanding shares of common stock entitled to vote, in person or by proxy, will constitute a quorum for all matters presented at the Annual Meeting. Shares represented by proxy or in person at the Annual Meeting, including shares represented by proxies that reflect abstentions, will be counted as present in the determination of a quorum. An abstention as to any particular matter, however, does not constitute a vote “for” or “against” such matter. “Broker non-votes” (i.e., shares held by brokers or nominees as to which (i) instructions have not been received from the beneficial owner or the persons entitled to vote the shares, and (ii) the broker does not have discretionary voting power on a particular matter) will be treated in the same manner as abstentions. The election of directors and the advisory vote to approve the compensation of the Company's named executive officers are not considered routine matters and, therefore, brokers do not have discretionary voting power with respect to these proposals. The ratification of the selection of BDO USA, LLP as the Company's auditors for the 2015 fiscal year is considered a routine matter and, therefore, brokers do have discretionary voting power with respect to this proposal.

Vote Required

With regard to the election of Directors, votes may be cast in favor or withheld. If a quorum is present, the directors will be elected by a plurality of the votes cast in the election of Directors; therefore, abstentions, broker non-votes or withheld votes will have no effect on the outcome of the election.

For all other proposals, votes may be cast in favor or against, or you may abstain from voting. For these proposals, including the advisory vote to approve the compensation of the Company's named executive officers and the ratification of the selection of BDO USA, LLP as the Company's auditors for the 2015 fiscal year, if a quorum is present, such proposal will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions or broker non-votes will have no effect on the outcome of any such proposals.

Information about Voting

You will receive multiple Notices of Internet Availability of Proxy Materials or printed copies of the proxy materials if you hold your shares in different ways (see: joint tenancy, trusts, custodial accounts, etc.) or in multiple accounts. You should vote the shares represented by each Notice of Internet Availability of Proxy Materials or proxy card you receive to ensure that all of your shares are voted.

Shareholders of record can vote in person at the Annual Meeting or by proxy. There are three ways for shareholders of record to vote by proxy:

•	By Telephone - you can vote by telephone toll-free by following the instructions on the proxy card (you will need the control number on your Notice of Internet Availability of Proxy Materials or proxy card);
•	By Internet - you can vote over the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or proxy card (you will need the control number on your Notice of Internet Availability of Proxy Materials or proxy card); or
•	By Mail - if you received these proxy materials by mail, you can vote by mail by signing, dating and mailing the proxy card in the postage-paid envelope provided.

Telephone and Internet voting for shareholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on May 15, 2015. If you hold shares in the Dynex Capital, Inc. 401(k) Plan, your voting instructions for those shares must be received by 5:00 p.m. Eastern Time on May 15, 2015 to allow sufficient time for voting by the trustee of the plan.

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If your shares are held in the name of a bank, broker or other holder of record, you will receive voting instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to shareholders owning shares through certain banks and brokers.

Revocability of Proxy

If you are a shareholder of record, you may change or revoke your proxy at any time before your shares are voted at the Annual Meeting, by any of the following methods:

•	By submitting a written notice of revocation to the Secretary of the Company by the close of business on May 18, 2015;
•	By submitting by the close of business on May 18, 2015 a completed proxy card bearing a later date than any other proxy submitted by you;
•	By toll-free telephone by following the instructions on the proxy card (you will need the control number on your Notice of Internet Availability of Proxy Materials or proxy card) by 11:59 p.m. Eastern Time on May 15, 2015;
•	By visiting the web page listed on the Notice of Internet Availability of Proxy Materials or proxy card and following the instructions (you will need the control number on your Notice of Internet Availability of Proxy Materials or proxy card) by 11:59 p.m. Eastern Time on May 15, 2015; or
•	By attending the Annual Meeting and requesting to vote in person.

Your latest proxy card, telephone vote, or Internet proxy with respect to the same shares is the one that will be counted.

If your shares are held in the name of a bank, broker or other holder of record, you should contact the holder of record to change your vote.

Voting your shares by telephone or over the Internet or sending in a proxy card will not affect your right to attend the Annual Meeting and to vote in person. However, if your shares are held in the name of a bank, broker or other holder of record and you plan to vote in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker's proxy card to bring to the Annual Meeting as proof of your authority to vote the shares.

If you vote in time for the Annual Meeting using the proxy, the individuals named on the proxy (your “proxies”) will vote your shares of common stock in accordance with the choices you specified. If you properly submit a proxy without indicating your instructions, the shares of common stock represented by such proxy will be voted FOR the election of the nominees named in this Proxy Statement as directors, FOR the approval of the compensation of the Company's named executive officers, and FOR the ratification of the selection of BDO USA, LLP as the Company's auditors for the 2015 fiscal year.

Directions to Annual Meeting

Directions to attend the Annual Meeting, where you may vote in person, may be obtained by calling Investor Relations at (804) 217-5897.

Other Matters

The management and the Board of Directors of the Company know of no other matters to come before the Annual Meeting other than those stated in the Notice of Annual Meeting of Shareholders. However, if any other matters are properly presented to the shareholders for action, it is the intention of the individuals named in the proxy to vote in their discretion on all matters on which the shares represented by such proxy are entitled to vote.

Annual Report on Form 10-K

The Company's Annual Report on Form 10-K, including financial statements for the year ended December 31, 2014, which is available on the Internet as set forth in the Notice of Internet Availability of Proxy Materials and is being mailed together with this Proxy Statement to shareholders who receive the proxy materials by mail, contains financial and other information about the activities of the Company, but is not incorporated into this Proxy Statement and is not to be considered a part of these proxy soliciting materials.

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PROPOSAL ONE

ELECTION OF DIRECTORS

General

Pursuant to Virginia law and our Articles of Incorporation, directors of the Company are to be elected by the holders of shares of common stock at the Annual Meeting to serve until the next annual meeting and until their successors are elected and duly qualified. On the recommendation of the Nominating & Corporate Governance Committee, the Board of Directors has nominated Thomas B. Akin, Byron L. Boston, Michael R. Hughes, Barry A. Igdaloff, Valerie A. Mosley, Robert A. Salcetti and James C. Wheat, III for election by the holders of shares of common stock to the Board of Directors at the Annual Meeting.

Unless otherwise indicated, a proxy will be voted FOR the election of Messrs. Akin, Boston, Hughes, Igdaloff, Salcetti and Wheat and Ms. Mosley to the Board of Directors. Each Director nominee has agreed to serve if elected. Selected biographical information regarding each Director nominee is set forth below.

Although it is anticipated that each Director nominee will be able to serve, should any nominee become unavailable to serve, the shares represented by each proxy will be voted for another person or persons designated by the Company's Board of Directors. In no event will a proxy be voted for more than seven Directors.

Board of Directors Nominees

The following information sets forth the names, ages, principal occupations and business experience for the Company's Director nominees as of March 31, 2015. In addition to the information presented below regarding each Director nominee's specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director, we also believe that all of our Director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and our Board. Finally, we value their significant experience on other public company boards of directors and board committees. Unless otherwise indicated, the business experience and principal occupations shown for each director has extended five or more years.

Thomas B. Akin (62) has been a director of Dynex Capital, Inc. since May 2003. Since January 1, 2014, Mr. Akin has served as the Executive Chairperson of the Board. Prior to January 1, 2014, Mr. Akin was Chairperson of the Board since May 30, 2005, and Chief Executive Officer of the Company since February 4, 2008. Mr. Akin has served as the managing general partner of Talkot Capital located in Sausalito, California, since 1995. Talkot Capital is the general partner for various limited partnerships (including the Talkot Fund, L.P.) investing in both private and public companies. From 1991 to 1994, Mr. Akin was the managing director of the Western United States for Merrill Lynch Institutional Services. Mr. Akin was the regional director of the San Francisco and Los Angeles regions for Merrill Lynch Institutional Services from 1981 to 1991. Prior to Merrill Lynch, Mr. Akin was an employee of Salomon Brothers from 1978 to his departure in 1981. Mr. Akin currently serves on the board of directors for Mobivity Holdings Corp. (OTC: MFON) and from December 2006 until June 2010 served as a director of CombiMatrix Corporation (NASDAQ: CMBX). Mr. Akin attended the University of California at Santa Cruz from 1970 to 1974 and holds a B.A. in Biology. From 1976 to 1978 Mr. Akin studied at the University of California at Los Angeles and received an M.B.A. in Finance.

We believe Mr. Akin's qualifications to serve on our Board of Directors include his extensive experience as our Chief Executive Officer and as an executive at several large financial services firms, and his background in evaluating investments in private and public companies, including over 30 years of experience in the financial and investment industries. Mr. Akin has significant experience in investing in mortgage REITs through his experience as managing member at Talkot Capital. Mr. Akin also has experience managing and advising organizations which have special investment needs. Mr. Akin's significant service as a director of several other companies also demonstrates that he has the leadership skills required to serve as Executive Chairperson of the Board.

Byron L. Boston (56) became a director of the Company in March 2012. Since January 1, 2014, Mr. Boston has served as Chief Executive Officer, President and Co-Chief Investment Officer. Prior to January 1, 2014, Mr. Boston served as President and Chief Investment Officer since March 1, 2012, and held the position of Chief Investment Officer since April 2008. From November 2006 to April 2008, Mr. Boston was the President of Boston Consulting Group, which provided advice on business strategies for its clients. From January 2004 to October 2006, Mr. Boston was Executive Vice President of Sunset Financial Resources, Inc. Prior to this, Mr. Boston was a senior officer for the Freddie Mac Corporation from 1997 to 2003. From 1981 to 1997, Mr. Boston held banking and trading positions at New York investment banking firms. Mr. Boston holds an A.B. in Economics and Government from Dartmouth College and an M.B.A. in Finance and Accounting from the Graduate School of Business, University of Chicago. Mr. Boston serves as a member of the Investment Committee for the Company.

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We believe Mr. Boston's qualifications to serve on our Board of Directors include his experience gained as our President and Chief Investment Officer, and more recently as our Chief Executive Officer. In addition, he has substantial experience investing in mortgage assets gained in his years at Freddie Mac Corporation, Sunset Financial Resources, Inc., and various financial services firms. These experiences allow Mr. Boston to offer a different perspective on the Company's current and future business operations regarding investments, which is valuable resource for our Board of Directors.

Michael R. Hughes (54) became a director of the Company in November 2010 and has been designated as our Lead Independent Director. Mr. Hughes is currently Portfolio Manager at Ascend Capital Management and serves on the Board of Trustees and is a past President of the Bentley School in Oakland, California. Prior to beginning his position at Ascend Capital Management in 2012 and at the Bentley School in 2009, Mr. Hughes was a partner and portfolio manager of Osterweis Capital Management from 2005 to 2008. From 1989 to 2005, Mr. Hughes was the First Vice President of Merrill Lynch Financial Institutions Research. Mr. Hughes began his career as an equity analyst at Dean Witter Reynolds in 1986. Mr. Hughes serves as the Chairperson of the Compensation Committee and as a member of the Investment Committee and the Nominating & Corporate Governance Committee for the Company. Mr. Hughes holds an A.B. from the University of California at Berkley in Geophysics. Mr. Hughes was awarded the Chartered Financial Analyst (CFA) designation in 1991.

We believe Mr. Hughes' qualifications to serve on our Board of Directors include his background as a portfolio manager of financial institutions, as well as his extensive experience as a securities analyst overseeing equity analysis for mortgage companies, mortgage REITs, consumer and commercial finance, and government agencies including Fannie Mae and Freddie Mac. These experiences, coupled with Mr. Hughes' CFA designation, substantial financial expertise, allow him to offer significant insights and advice, thus making him a valuable addition to our Board.

Barry A. Igdaloff (60) has been a director of the Company since 2000. Mr. Igdaloff has been a registered investment advisor and the sole proprietor of Rose Capital in Columbus, Ohio, since 1995. Mr. Igdaloff graduated from Indiana University in 1976 with a B.S.B. in accounting and from The Ohio State University in 1978, with a Juris Doctorate degree. Mr. Igdaloff is a non-practicing certified public accountant and a non-practicing attorney. Mr. Igdaloff currently serves on the Board of Directors of Novation Companies, Inc. and serves on its audit and compensation committees. Previously, Mr. Igdaloff served on the board of Guest Supply, Inc. Mr. Igdaloff serves as the Chairperson of the Audit Committee and as a member of the Investment Committee and the Nominating & Corporate Governance Committee for the Company.

We believe Mr. Igdaloff's qualifications to serve on our Board of Directors include his financial expertise and his years of experience as an investment advisor, attorney, and accountant. Investment, legal, and accounting issues impact the Company in various ways, and Mr. Igdaloff's ability to draw on his experience in these professions allows him to contribute a unique perspective to the Board of Directors. In addition, as a result of his financial expertise and prior audit committee service, Mr. Igdaloff provides valuable insight and advice to our Board of Directors regarding our financial risk exposures and financial reporting matters.

Valerie A. Mosley (55) joined the Board of Directors in December 2013. Since June 2012, Ms. Mosley has been the chief executive officer of Valmo Ventures, a company that creates, collaborates, and invests in companies, assets, and efforts that add value to portfolio returns and to society. Prior to becoming chief executive officer of Valmo Ventures, Ms. Mosley was partner, senior vice partner and investment strategist at Wellington Management Company, LLP. During a 20-year career at Wellington Management Company, LLP, Ms. Mosley managed a multi-billion dollar investment portfolio for corporate and public pension funds, insurance company general accounts, endowment funds and mutual funds. Ms. Mosley also serves on several non-profit Boards including the Investment Advisory Committee of the NY State Common Retirement Fund and Wheelock College, among others. While at Wellington Management, Ms. Mosley was involved in understanding markets and macroeconomic trends. She currently serves as a trustee of the Eaton Vance Mutual Fund Family and as a director of Progress Investment Management Company. Ms. Mosley serves as a member of the Audit Committee and the Investment Committee for the Company. Ms. Mosley earned a B.A. from Duke University in 1982 and an M.B.A. from the University of Pennsylvania in 1986.

We believe Ms. Mosley’s experience at Wellington Management Company, LLC, which includes managing mortgage portfolios and fixed income products, as well as her background in investing in early stage companies, provides her the broad experience necessary to contribute to the overall success of the Company. In addition, as a result of her entrepreneurial and management experience in forming Valmo Ventures, Ms. Mosley has developed operational and organizational acumen, which is a valuable resource for our Board of Directors.

Robert A. Salcetti (60) joined the Board of Directors in December 2013. Mr. Salcetti, who retired in 2008, previously served as a managing director at JPMorgan Chase from 2000 to 2008. Prior to his tenure at JPMorgan Chase, Mr. Salcetti held the position of managing director at Chase Manhattan Bank from 1996 to 2000, senior vice president of TCB/Chemical Bank from 1992 to 1996, division manager of TCB/Chemical Bank from 1986 to 1992, vice president and section manager of Texas

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Commerce Bank, the predecessor to TCB/Chemical Bank, from 1980 to 1986, and vice president of American Mortgage Company from 1976 to 1979. Mr. Salcetti serves as a member of the Audit Committee and the Compensation Committee for the Company. Mr. Salcetti earned a degree of B.S. in business administration from Carlow College in 1976. Since January 2011, Mr. Salcetti has served as a director of Ocwen Financial Corporation and serves on its audit and nomination/governance committees. He is also chairperson of Ocwen Financial Corporation’s compliance committee since its inception in March 2013. Additionally, since October 2013, Mr. Salcetti has served as a director of Cherry Hill Mortgage Investment Corporation and serves on the audit and nomination/governance committees. He is also chairperson of Cherry Hill Mortgage Investment Corporation’s compensation committee.

We believe Mr. Salcetti’s qualifications to serve on our Board of Directors include his background in operational and strategic management, including over 35 years of experience in the financial services and mortgage industry sectors and specific experience in the specialty finance lending area while at JPMorgan Chase, as well as his continued involvement in the specialty finance REIT space through his directorships at Ocwen Financial Corporation and Cherry Hill Mortgage Investment Corporation. With his extensive experience, which includes leading operations that designed, provided and managed credit facilities for loan warehousing financing, advances and mortgage servicing rights financing, Mr. Salcetti is able to offer guidance to our Board of Directors from both an operational and strategic perspective.

James C. Wheat, III (62) joined the Board of Directors in August 2008. Mr. Wheat is the co-founder and managing director of Colonnade Capital Corporation, a private equity firm dedicated to sponsoring friendly growth buyouts of middle market companies. Since 1995, Mr. Wheat has also been the manager of Jasper, LLC, an investment firm investing in publicly traded securities, hedge funds, private equity and debt, and real estate, and has been the manager of Blandfield Associates, LLC, a timberland and working farm, since 1992. In addition, Mr. Wheat was a general partner of Riverfront Partners from 1992 to 2002. Mr. Wheat was a Trustee of the Virginia Retirement System from 1993 to 1999 and the Chairperson of the Virginia Retirement System from 1993 to 1997. Mr. Wheat was on the Board of Visitors of the University of Virginia from 1997 to 2001 and served on the investment committee of the University of Virginia endowment. He was the managing director and a member of the board of directors of Wachovia Securities (formerly Wheat First Securities) from 1986 to 1993. Mr. Wheat has served as a Trustee of Hampden-Sydney College since 2013. Mr. Wheat serves as the Chairperson of the Nominating & Corporate Governance Committee and as a member of the Compensation Committee for the Company. Mr. Wheat earned a B.A. from Hampden-Sydney College in 1975 and an M.B.A. from the University of Virginia in 1978.

We believe Mr. Wheat's background as a managing director and board member of financial services companies provides him the necessary depth of experience to implement our business strategy as a member of our Board of Directors. In addition, as a result of his entrepreneurial and management experience, Mr. Wheat has developed operational and organizational acumen, which is a valuable resource for our Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE DIRECTOR NOMINEES LISTED ABOVE.

CORPORATE GOVERNANCE

AND THE BOARD OF DIRECTORS

General

The business and affairs of the Company are managed under the direction of the Board of Directors in accordance with the Virginia Stock Corporation Act and the Company's Articles of Incorporation and Bylaws. Members of the Board are kept informed of the Company's business through discussions with the Chief Executive Officer, President and Co-Chief Investment Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. The corporate governance practices followed by the Company are summarized below.

Director Independence

The Board of Directors has adopted Corporate Governance Guidelines that set forth the practices of the Board with respect to its size, criteria for membership and selection to the Board, committees of the Board, meetings and access to management, director compensation, director orientation and continuing education, annual performance evaluation of the Board, director responsibilities, annual review of performance of the Chief Executive Officer and management succession and ethics and conduct. The Guidelines are available on the Company's web page at www.dynexcapital.com under “Investor Center - Corporate Information - Corporate Governance.” A printed copy is available to any shareholder upon written request to the Secretary of the Company, 4991 Lake Brook Drive, Suite 100, Glen Allen, Virginia 23060.

The Board of Directors in its business judgment has determined that Ms. Mosley and Messrs. Hughes, Igdaloff, Salcetti and Wheat are independent as defined by New York Stock Exchange listing standards. In reaching this conclusion, the Board

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considered whether the Company and its subsidiaries conduct business and have other relationships with organizations of which certain members of the Board or members of their immediate families are or were directors or officers. In addition, the Board considered all relevant facts and circumstances, including relationships that a director may have due to his status as an investor in an entity that may have a relationship with the Company. In determining the independence of each director, the Board considered that Mr. Hughes and Mr. Wheat are both investors in the Talkot Fund, L.P., of which Mr. Akin is the managing general partner and a limited partner. As part of its analysis, the Board considered the size of Mr. Hughes' and Mr. Wheat's investments in the Talkot Fund, L.P. and in each case concluded that the investment was not material to the director, either in terms of the percentage of the fund represented by the investment or the percentage of the director's net worth invested in the fund. Based partly on this determination and partly on the passive nature of their investments, the Board concluded that these relationships are not material to the evaluation and do not impair the ability of Mr. Hughes or Mr. Wheat to exercise independent judgment as directors. In addition, Mr. Hughes and Mr. Wheat have demonstrated their independence as Board members since their respective initial elections.

Consistent with the New York Stock Exchange listing standards, the Company's Corporate Governance Guidelines establish categorical standards under which, except with respect to members of the Audit Committee and the Compensation Committee, the following relationships between a non-employee director and the Company will not be considered to be material:

•	if during any twelve month period within the last three years, the director or any immediate family member of the director received $120,000 or less in direct compensation from the Company, excluding director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	if during each of the current fiscal year and three most recent fiscal years, the director is, or was, an executive officer or an employee (or has, or had, an immediate family member who is, or was, an executive officer) of another company that made payments to, or received payments from, the Company for property or services in an amount which, in each of the last three fiscal years, did not exceed the greater of $1 million or 2% of such other company's consolidated gross revenues; or

•	if the director serves as an executive officer of a charitable organization to which the Company made charitable contributions that did not exceed the greater of $1 million, or 2% of such charitable organization's consolidated gross revenues in each of the last three fiscal years.

None of the Company's directors, their immediate family members, or organizations in which they are a partner, shareholder or officer, are engaged in any relationships with the Company, except Mr. Akin, who serves as Executive Chairperson of the Board, and Mr. Boston, who serves as Chief Executive Officer, President and Co-Chief Investment Officer of the Company.

Code of Ethics

The Board of Directors has approved a Code of Business Conduct and Ethics for directors, officers and employees of the Company and each of its subsidiaries including the Company’s Chief Executive Officer and Chief Financial Officer. The Code addresses such topics as compliance with applicable laws, conflicts of interest, use and protection of Company assets, confidentiality, dealings with the press and communications with the public, accounting and financial reporting matters, fair dealing, discrimination and harassment and health and safety. It is available on the Company's web page at www.dynexcapital.com under “Investor Center - Corporate Information - Corporate Governance.” A printed copy of the Code is available to any shareholder upon written request to the Secretary of the Company at the address set forth above.

We intend to provide any required disclosure of an amendment to or waiver from the Code that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, on the Company's web page at www.dynexcapital.com under “Investor Center - Corporate Information - Corporate Governance” promptly following the amendment or waiver. We may elect to disclose any such amendment or waiver in a report on Form 8-K filed with the SEC either in addition to or in lieu of the web page disclosure.

Board and Committee Meeting Attendance

In 2014, there were four meetings of the Board of Directors. Each director attended all meetings of the Board and of the committees on which he served during 2014.

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Board Leadership Structure

Under the Company’s Corporate Governance Guidelines, the Board has the responsibility to determine the most appropriate leadership structure for the Company, including whether it is best for the Company at a given point in time for the roles of Chairperson of the Board and Chief Executive Officer to be separate or combined.

From February 2008 until December 31, 2013, the positions of Chairperson of the Board and Chief Executive Officer were combined and held by Mr. Akin. Effective as of January 1, 2014, Mr. Boston succeeded Mr. Akin as Chief Executive Officer, and Mr. Akin became Executive Chairperson of the Board, a role in which, among other responsibilities, Mr. Akin serves as Chairperson of the Board. As Executive Chairperson of the Board, Mr. Akin remains an employee of the Company. His primary responsibilities include participating in strategic planning efforts at the Company and providing feedback and counsel to Mr. Boston on important issues including Company risk management efforts. He is also responsible for preparing the agenda for each meeting of the Board, taking into account suggestions from members of the Board and the Lead Independent Director in particular. Additionally, the Chairperson of the Board will generally chair the executive sessions of the Board. However, since Mr. Akin currently serves as Executive Chairperson and since he is an employee of the Company, the Lead Independent Director chairs executive sessions of the Board.

The Board believes that it is in the best interest of the Company’s shareholders for the position of Chairperson of the Board to be held by Mr. Akin, as an executive officer of the Company, because of his extensive knowledge of the Company based on his experience as Chairperson of the Board and Chief Executive Officer and his working relationship with Mr. Boston. This will allow him to guide the Board’s agenda in setting priorities for the Company and addressing the risks and challenges the Company faces, but with management insight into the execution of the Company’s strategy. The Board of Directors annually reviews the Company's corporate governance structure to ensure that it remains the most appropriate structure for the Company and its shareholders. As a result, although the Board has determined that the current structure works best for the Company at this time, the Board may implement another structure if deemed to be appropriate in the future.

Because the Company’s Chairperson of the Board is an officer of the Company, pursuant to the Company's Corporate Governance Guidelines, the Company’s independent directors have designated Michael R. Hughes as Lead Independent Director to, among other things, assist the Chairperson of the Board with Board-related matters, and to act, as necessary, as a liaison between the independent directors and the Chairperson of the Board. The Lead Independent Director also presides at all executive sessions and other meetings of independent directors or non-management directors and has the power to call meetings of non-management directors or independent directors as needed. The role and responsibilities of the Lead Independent Director are more fully set forth in the Lead Independent Director Charter approved by the Board. The Lead Independent Director Charter is available on the Company's web page at www.dynexcapital.com under “Investor Center - Corporate Information - Corporate Governance.” A printed copy is available to any shareholder upon written request to the Secretary of the Company at the address set forth above.

Board Oversight of Risk Management

Directors are expected to devote sufficient time and apply themselves to understanding the Company's business and its significant risks. The Board of Directors has an Investment Committee that oversees the investment activities of the Company and the risks related to these activities. The Investment Committee regularly receives presentations from senior management regarding the Company's investment portfolio, its risk profile and its risk management strategies. As part of that process, the Investment Committee oversees the Company's compliance with the investment and investment risk policies of the Company, including notification to the Board if these risk limits are approached or exceeded. Management reviews these risk limits with the Investment Committee generally quarterly. In addition, the Audit Committee, comprised solely of independent directors, discusses with management, the independent auditor and the Company's internal auditor the Company's policies and practices with respect to risk assessment and risk management with an emphasis on risks related to financial reporting and controls. The Company believes that its leadership structure promotes effective Board oversight of risk management as the Audit and Investment Committees of the Board are comprised primarily of independent directors and actively monitor the Company's policies and practices with respect to risk assessment and risk management, and the directors are provided with the information necessary to evaluate the Company's significant risks and strategies for addressing them.

Executive Sessions

Executive sessions where independent directors meet on an informal basis are held on an as needed basis either before or after regularly scheduled Board meetings. At least once a year the Board schedules an executive session including only independent directors. Such sessions are chaired by the Lead Independent Director who is designated by the Company’s independent directors. Mr. Hughes is currently the Lead Independent Director and serves as chairperson for executive sessions.

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Communications with Directors

Any director, including the Lead Independent Director, may be contacted by writing to such director c/o the Secretary of the Company at the address set forth on the first page of this Proxy Statement. Communications to the non-management directors as a group may be sent to the Lead Independent Director c/o the Secretary of the Company at the same address. The Company promptly forwards, without screening, any correspondence to a specified director to such director.

Committees of the Board

The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating & Corporate Governance Committee.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling the Board's oversight responsibility to the shareholders relating to the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company's independent auditor, and the performance of the internal audit function. The Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Company. The Committee operates under a written charter last amended by the Board in March 2012. The Audit Committee Charter is available on the Company's web page at www.dynexcapital.com under “Investor Center - Corporate Information - Corporate Governance.” A printed copy is available to any shareholder upon written request to the Secretary of the Company at the address set forth above.

The current members of the Audit Committee are Messrs. Igdaloff (Chairperson) and Salcetti and Ms. Mosley. During 2014 (or portions thereof), each of Messrs. Igdaloff (Chairperson), Hughes, Salcetti and Wheat and Ms. Mosley served on the Audit Committee. Each of the current members of the Audit Committee is, and each member who served on the Audit Committee during 2014 was, as determined by the Board in its business judgment, independent for audit committee purposes as defined by regulations of the SEC and the New York Stock Exchange listing standards. The Board of Directors also has determined that all of the current Audit Committee members are, and all of the members who served on the Audit Committee during 2014 were, financially literate as such term is used in the New York Stock Exchange listing standards and that Messrs. Igdaloff and Salcetti each qualify as an audit committee financial expert as defined by regulations of the SEC.

The Audit Committee met four times in 2014. For additional information regarding the Committee, see “Audit Information - Audit Committee Report” on page 35 of this Proxy Statement.

Compensation Committee

The Compensation Committee performs the responsibilities of the Board of Directors relating to compensation of the Company's executives. The Committee's responsibilities include reviewing and approving corporate goals and objectives relevant to compensation of the Company's Chief Executive Officer, evaluating the Chief Executive Officer's performance annually in light of those goals and objectives and determining and approving the Chief Executive Officer's compensation level based on this evaluation; reviewing and approving the compensation for executive officers, including their corporate goals and objectives; reviewing and discussing the Compensation Discussion and Analysis required by the rules of the SEC with senior management and based upon such review and discussion, recommending to the Board that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K or proxy statement, as applicable; producing a Compensation Committee Report as required by the rules of the SEC to be included in the Company's annual proxy statement; overseeing an annual review of the Company's policies and practices of compensating its employees, including non-executive officers, as they relate to risk management practices and risk-taking incentives, and, based on the review, making any changes to such policies and practices that the Committee deems to be appropriate; reviewing and approving any employment-related agreement or other compensation arrangement, or transaction with senior management; making recommendations to the Board with respect to annual and long-term incentive compensation and equity-based plans; administering the Company's equity-based, deferral and other compensation plans approved by the Board from time to time; reviewing any significant changes in the Company's tax-qualified employee benefit plans; and recommending to the Board for approval director compensation. Until December 2014, the Compensation Committee was responsible for reviewing annually with the Chief Executive Officer management succession planning and management development activities and strategies, and reporting to the Board at least annually regarding management succession planning.

Under its charter, the Compensation Committee has authority to retain and terminate outside compensation consultants, including authority to approve the consultant's fees and other retention terms. Historically, the Committee had not used the services of a compensation consultant and instead when making decisions on executive compensation matters has considered

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the compensation practices of similar public companies based on information compiled by management at the Committee’s request. However, in June 2013, the Committee engaged the services of a compensation consultant, FPL Associates L.P. (“FPL”), to assist the Committee in determining appropriate compensation levels for the executive officers and recommend an executive compensation program framework, evaluate non-employee director compensation and provide recommendations regarding employment, severance and change in control policies and agreements. In this role, which has continued in 2014 and 2015, FPL performed such duties as were requested by the Committee. Those duties consisted primarily of providing market data and advice to the Committee with respect to executive officer and non-employee director compensation, particularly analyses of the Company's executive compensation in comparison to identified peer companies. Representatives of FPL spoke with the Chairperson of the Compensation Committee, as well as with management, in preparing materials for the Committee.

FPL does not provide any consulting services to the Company other than with respect to executive and non-employee director compensation matters. The Compensation Committee has assessed the independence of FPL pursuant to SEC rules, including reviewing the relationships among FPL and the Company's directors and executive officers, and has concluded that the advice it receives from FPL is objective and not influenced by other relationships that would be viewed as conflicts of interest. See further discussion at “Executive Compensation - Compensation Discussion and Analysis” beginning on page 15 of this Proxy Statement.

The Committee operates under a written charter last amended by the Board in December 2014. The charter of the Compensation Committee is available on the Company's web page at www.dynexcapital.com under “Investor Center - Corporate Information - Corporate Governance.” A printed copy is available to any shareholder upon written request to the Secretary of the Company at the address set forth above.

The current members of the Compensation Committee are Messrs. Hughes (Chairperson), Salcetti and Wheat. During 2014 (or portions thereof), each of Messrs. Hughes (Chairperson), Igdaloff, Salcetti and Wheat served on the Compensation Committee. Each of the current members of the Compensation Committee is, and each member who served on the Compensation Committee during 2014 was, as determined by the Board in its business judgment, independent as defined by the New York Stock Exchange listing standards, including the new standards that become effective with respect to the Company as of the Annual Meeting.

The Compensation Committee met four times in 2014. For additional information regarding the Committee, see “Executive Compensation - Compensation Discussion and Analysis” beginning on page 15 of this Proxy Statement.

Analysis of Risk Associated with Compensation Policies and Practices

The Compensation Committee oversees an annual review of our compensation programs to determine whether such programs encourage excessive risk taking by our employees. The most recent review was conducted in March 2015. Management and the Compensation Committee participated in the review, which included identification of the relevant compensation policies and practices, review of potential related risks, and analysis of risk-mitigating factors, including the Company's system of internal controls and oversight. The Compensation Committee determined that the potential risks arising from our compensation programs are not reasonably likely to have a material adverse effect on the Company. This determination has taken into account the structure of our compensation programs, the amount of cash compensation available to employees in the form of base salary, the involvement of the Compensation Committee in setting compensation for executive officers and in particular for those individuals who can commit the Company's capital or who manage the Company's risk, and the oversight of the Board of Directors in monitoring certain risk tolerances and internal controls.

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee oversees the annual evaluation process of the directors, develops qualifications for director candidates, recommends to the Board of Directors persons to be nominated to serve as directors of the Company, and monitors developments in, and makes recommendations to the Board concerning, corporate governance practices. The Committee also acts as the Company's nominating committee. Beginning in 2014, the Nominating & Corporate Governance Committee is responsible for reviewing annually with the Chief Executive Officer management succession planning and management development activities and strategies, and reporting to the Board at least annually regarding management succession planning. The Committee operates under a written charter last amended by the Board in December 2014. The charter of the Nominating & Corporate Governance Committee is available on the Company's web page at www.dynexcapital.com under “Investor Center - Corporate Information - Corporate Governance.” A printed copy is available to any shareholder upon written request to the Secretary of the Company at the address set forth above.

The current members of the Nominating & Corporate Governance Committee are Messrs. Wheat (Chairperson), Hughes and Igdaloff. During 2014 (or a portion thereof), each of Messrs. Wheat (Chairperson), Hughes and Igdaloff and Ms. Mosley served on the Nominating & Corporate Governance Committee. Each of the current members of the Nominating & Corporate

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Governance Committee is, and each member who served on the Nominating & Corporate Governance Committee during 2014 was, as determined by the Board in its business judgment, independent as defined by the New York Stock Exchange listing standards. The Committee met three times in 2014.

The Nominating & Corporate Governance Committee considers candidates for the Board based upon several criteria, including but not limited to their broad-based business and professional skills and experience, concern for the long-term interest of the Company's shareholders, personal integrity and judgment, and knowledge and experience in the Company's industry. The Committee further considers each candidate's independence, as defined by the New York Stock Exchange listing standards. All candidates must have time available to devote to Board duties and responsibilities.

The Nominating & Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Committee will consider various potential candidates for director. Candidates may come to the attention of the Committee through current Board members, professional search firms, shareholders or other persons. These candidates are evaluated at regular or special meetings of the Committee and may be considered at any point during the year.

Shareholders entitled to vote for the election of directors may submit candidate recommendations for consideration by the Nominating & Corporate Governance Committee if the Company receives timely written notice, in proper form, for each such recommended director candidate. If the notice is not timely and in proper form, the Committee reserves the right to not consider the candidate. Whether the Committee considers the nomination of such candidate depends on the facts and circumstances of the nomination at that time. To be timely, any shareholder desiring to recommend a candidate to be considered by the Nominating & Corporate Governance Committee for nomination at the 2016 Annual Meeting of Shareholders must submit such recommendation in writing to the Secretary of the Company no later than January 2, 2016.

In considering whether to recommend any candidate for inclusion in the Board's slate of recommended director nominees, including candidates recommended by shareholders, the Nominating & Corporate Governance Committee will apply the criteria set forth in the Company's Corporate Governance Guidelines. These criteria include the candidate's integrity, character, business experience, age, diversity, accounting and financial expertise, reputation, civic and community relationships, and knowledge and expertise in matters impacting the Company’s industry. The Nominating & Corporate Governance Committee also considers each candidate’s commitment, diligence, education, business acumen, and ability to act in the interests of all shareholders, including whether the candidate may be impacted by any conflicts of interest. The Committee values diversity in its broadest sense and seeks nominees with a complementary range of opinions, industry knowledge, experience, professions, skills, geographic representation and backgrounds. The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Company believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge, and abilities that will allow the Board to fulfill its responsibilities. The Committee recommends to the Board nominees as appropriate based on these principles.

The Board has concluded that each director nominee possesses the personal traits described above. In considering the director nominees' individual experience, qualifications, attributes and skills, the Board has concluded that the appropriate experience, qualifications, attributes and skills are represented for the Board as a whole and for each of the Board's committees. In addition, each director nominee possesses characteristics that led the Board to conclude that such person should serve as a director. The specific experience, qualifications, attributes and skills that the Board believes each director nominee possesses are discussed under “Proposal One - Election of Directors,” beginning on page 4.

Under the Company's Corporate Governance Guidelines, directors may not stand for reelection after reaching age 70, except that individuals who were serving as directors on March 11, 2010 (which includes includes Messrs. Akin, Igdaloff and Wheat) may not stand for reelection past age 75.

A shareholder entitled to vote for the election of directors may directly nominate a candidate for election at the 2016 Annual Meeting of Shareholders if written notice of the shareholder's intent to nominate such person for election as director has been given, either by personal delivery or by certified mail, postage prepaid, to the Secretary of the Company and received by either (i) no later than January 9, 2016 and no earlier than October 11, 2015; or (ii) if the 2016 Annual Meeting is held more than 30 days before or after May 19, 2016, then no less than 90 days prior to the 2016 Annual Meeting. The notice must set forth (i) as to the shareholder giving the notice, (1) the name and address, as they appear on the Company's stock transfer books, of such shareholder, (2) a representation that such shareholder is a shareholder of record and intends to appear in person or by proxy at the meeting to nominate the person specified in the notice, (3) the number of shares of stock of the Company beneficially owned by such shareholder, and (4) a description of all arrangements or understandings between such shareholder and the nominee and any other person or persons pursuant to which the nomination is to be made by the shareholder; and (ii) as to the person whom the shareholder proposes to nominate for election as a director, (1) the name, age, business address and, if

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known, residence address of such person, (2) the principal occupation or employment of such person, (3) the number of shares of Company stock beneficially owned by such person, (4) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the SEC promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”), including a discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that the nominee should serve as a director, and (5) the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected.

Annual Meeting Attendance

The Company encourages members of the Board of Directors to attend the annual meeting of shareholders. All of the then-serving directors attended the 2014 Annual Meeting of Shareholders.

Directors' Compensation

Director compensation is reviewed and approved by the Board of Directors based on recommendations of the Compensation Committee of the Board. The Compensation Committee reviews director compensation annually in an effort to determine if the Company pays competitive compensation to attract and retain highly-qualified individuals.

For 2014, each non-employee director received an annual fee of $36,000 (prorated for the number of months served in the case of a director who leaves or joins the Board during the year), plus $1,000 for each meeting of the Board of Directors and Audit Committee attended and $750 for each meeting of any other committee attended. The Chairperson of the Audit Committee received an additional annual fee of $7,000, and each of the chairpersons of the remaining committees received an additional annual fee of $3,500.

Directors are reimbursed expenses related to their attendance at Board of Director or committee meetings.

Non-employee directors are also eligible to receive equity awards under the Company’s 2009 Stock and Incentive Plan. Historically, each non-employee director has received an annual grant of 5,000 shares of restricted common stock. However, during 2014, based on the Compensation Committee’s recommendation that switching to a fixed value (rather than a fixed number of shares) would provide a more consistent value from year to year, the Board determined that future non-employee directors’ annual equity awards would be in an amount equal to $50,000 per director, based on the closing price of the common stock on the date of grant, rounded up in the case of a fractional share. For 2014, each non-employee director received a grant of 5,835 shares of restricted common stock which shares will vest at the end of one year. The Company's practice is to grant such shares as of the first Friday following each year's annual meeting of shareholders.

Changes for 2015. In consideration of an increase in number of Board and committee meetings in recent years and a general trend among public companies moving away from paying per meeting fees, during 2014 the Compensation Committee evaluated whether to change its non-employee director compensation to a more simplified structure with an increased annual retainer in lieu of paying a per meeting fee. After reviewing the director compensation practices of other public mortgage REITs and in consultation with FPL, the Compensation Committee recommended and the Board of Directors approved a change in the non-employee directors’ cash compensation. Effective January 1, 2015, each non-employee director receives an annual retainer of $55,000, paid quarterly and prorated for the number of months served in the case of a director who joins or leaves the Board during the year, plus an additional $1,000 for each meeting of the Board or a Board Committee attended as a member above 15 meetings per year. The Board also approved the following additional annual retainers: $15,000 to the Lead Independent Director, $10,000 to the Chairperson of the Audit Committee, and $5,000 each to the Chairpersons of the Compensation Committee and the Nominating & Corporate Governance Committee. Each non-employee director will continue to receive an annual equity award in an amount of $50,000.

The following table shows the compensation earned by each of the directors for service during 2014:

DIRECTOR COMPENSATION FOR 2014

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards (2) ($)	Option Awards (3) ($)	All Other Compensation (4) ($)	Total ($)
Michael R. Hughes	$58,250	$50,006	--	$5,518	$113,774
Barry A. Igdaloff	61,750	50,006	--	5,518	117,274
Valerie A. Mosley	34,566	50,006	--	2,918	87,490
Robert A. Salcetti	37,453	50,006	--	2,918	90,377
James C. Wheat, III	58,250	50,006	--	5,518	113,774

__________

* Columns for “Non-Equity Incentive Plan Compensation” and “Change in Pension Value and Nonqualified Deferred Compensation Earnings” have been omitted because they are not applicable.

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(1)	Thomas B. Akin, the Company's Executive Chairperson, and Byron L. Boston, the Company’s, Chief Executive Officer, President and Co-Chief Investment Officer, are not included in this table as they are employees of the Company. Mr. Akin's and Mr. Boston's compensation for service as executive officers is included in the Summary Compensation Table on page 26.
(2)	The amounts in this column reflect the aggregate grant date fair value of grants of restricted stock to each listed director on May 23, 2014, under the Company’s 2009 Stock and Incentive Plan, calculated in accordance with ASC Topic 718. The grant date fair value of the restricted stock is based on the closing price of the Company’s common stock on the grant date. As of December 31, 2014, each of Messrs. Hughes, Igdaloff, Salcetti and Wheat and Ms. Mosley had outstanding 5,835 shares of restricted stock.
(3)	There were no stock options granted in 2014. As of December 31, 2014, none of the directors had any outstanding stock options.
(4)	The amounts in this column reflect the amount of dividends paid in 2014 on unvested restricted stock held by the directors.

OWNERSHIP OF STOCK

Security Ownership of Management

The following table sets forth information regarding the beneficial ownership of shares of common stock and preferred stock as of March 3, 2015, by: (a) each director of the Company, (b) each named executive officer of the Company, (c) all directors and executive officers of the Company as a group. Unless otherwise indicated, each person has sole investment and sole voting power with respect to the securities shown. The business address of each director and named executive officer is the Company's principal address.

	Common Stock		Series A Preferred Stock (1)		Series B Preferred Stock (2)
Name	Shares	Percentage (3)	Shares	Percentage (4)	Shares	Percentage (5)
Thomas B. Akin (6)	2,639,697	4.8%	—	—	—	—
Stephen J. Benedetti (7)	247,846	*	—	—	—	—
Byron L. Boston (8)	461,723	*	—	—	—	—
Michael R. Hughes (9)	147, 517	*	—	—	—	—
Barry A. Igdaloff (10)	911,216	1.7%	6,700	*	—	—
Valerie A. Mosley (11)	5,835	*	—	—	—	—
Smriti L. Popenoe (12)	73,976	*	—	—	—	—
Robert A. Salcetti (13)	45,835	*	—	—	—	—
James C. Wheat, III (14)	85,835	*	—	—	—	—
All directors and executive officers as a group (9 persons)	4,619,480	8.4%	6,700	*	—	—

_______________

*	Percentage of ownership is less than one percent of the outstanding shares.

For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Exchange Act under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within 60 days (“presently exercisable”).

(1)	The shares of Series A Preferred Stock are nonvoting except in very limited circumstances affecting the rights of the holders of such shares and are not convertible into common stock except in connection with certain change in control events.
(2)	The shares of Series B Preferred Stock are nonvoting except in very limited circumstances affecting the rights of the holders of such shares and are not convertible into common stock except in connection with certain change in control events.
(3)	Each percentage is based on 54,938,908 shares of common stock issued and outstanding.
(4)	Each percentage is based upon 2,300,000 shares of Series A Preferred Stock issued and outstanding.
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(5)	Each percentage is based upon 2,250,000 shares of Series B Preferred Stock issued and outstanding.
(6)	Amount includes 1,305,083 shares of common stock owned by Talkot Fund, L.P., of which Mr. Akin is the managing general partner, 75,748 shares of common stock held jointly with Mr. Akin's spouse over which Mr. Akin shares voting and investment power, and 32,500 shares held in a trust account of which Mr. Akin's spouse is the trustee and over which Mr. Akin shares voting and investment power. Amount includes 191,310 restricted shares of common stock over which Mr. Akin does not have investment power until such shares vest.
(7)	Amount includes 98,509 restricted shares of common stock over which Mr. Benedetti does not have investment power until such shares vest.
(8)	Amount includes 276,422 restricted shares of common stock over which Mr. Boston does not have investment power until such shares vest.
(9)	Amount includes 6,200 shares of common stock held in Mr. Hughes' spouse's IRA account and 32,700 shares of common stock held in Mr. Hughes' mother-in-law's account, over which accounts Mr. Hughes shares voting and investment power. Amount also includes 5,835 restricted shares of common stock over which Mr. Hughes does not have investment power until such shares vest on May 22, 2015.
(10)	Amount includes 590,164 shares of common stock and 6,700 shares of Series A Preferred Stock owned by clients of Rose Capital, of which Mr. Igdaloff is the sole proprietor. Mr. Igdaloff shares the power to vote and dispose of such shares. Amount also includes 5,835 restricted shares of common stock over which Mr. Igdaloff does not have investment power until such shares vest on May 22, 2015 and 3,062 shares held by Mr. Igdaloff’s spouse, over which Mr. Igdaloff shares voting and investment power.
(11)	These are 5,835 restricted shares of common stock over which Ms. Mosley does not have investment power until such shares vest on May 22, 2015.
(12)	Amount includes 66,737 restricted shares of common stock over which Ms. Popenoe does not have investment power until such shares vest.
(13)	Amount includes 5,835 restricted shares of common stock over which Mr. Salcetti does not have investment power until such shares vest on May 22, 2015.
(14)	Amount includes 5,000 shares of common stock held in a trust account and 10,000 shares of common stock held in an IRA account, over which accounts Mr. Wheat shares voting and investment power. Amount also includes 5,835 restricted shares of common stock over which Mr. Wheat does not have investment power until such shares vest on May 22, 2015.

Common Stock Ownership of Certain Beneficial Owners

The following table sets forth information regarding the beneficial ownership of shares of common stock by persons or entities known by the Company to be beneficial owners of more than 5% of our voting securities as of March 3, 2015.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
BlackRock, Inc. (2) 55 East 52nd Street New York, NY 10022	2,910,213 shares (2)	5.30%
Thornburg Investment Management, Inc. (3) 2300 North Ridgetop Road Sante Fe, NM 87506	5,062,000 shares (3)	9.21%

(1)	Each percentage is based on 54,938,908 shares of common stock issued and outstanding.
(2)	Based solely on information as of December 31, 2014 contained in Schedule 13G filed with the SEC on February 3, 2015 by BlackRock, Inc., including notice that it has sole voting power as to 2,904,314 shares of common stock and sole investment power as to 2,910,213 shares of common stock.
(3)	Based solely on information as of December 31, 2014 contained in Amendment No. 3 to Schedule 13G filed with the SEC on February 3, 2015 by Thornburg Investment Management, Inc., including notice that it has sole investment and sole voting power as to 5,062,000 shares of common stock.

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Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and controller, and any persons who own more than 10% of the outstanding shares of common stock to file with the SEC reports of ownership and changes in ownership of common stock. Our directors, executive officers and controller are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports that they file. Generally, we will prepare all Section 16(a) filings with the SEC for our directors, executive officers and controller. Based solely on a review of the copies of such reports filed with the SEC and written representations that no other reports were required, we believe that our directors, executive officers and controller complied with all such reporting requirements during 2014, except for Mr. Akin who reported two transactions late on two Form 4s, Mr. Boston who reported two transactions late on a Form 4 and Messrs. Igdaloff and Wheat who each reported one transaction from a prior year late on a Form 4.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Management Changes

Pursuant to the Company’s plan for an orderly executive management transition, effective January 1, 2014:

•	Mr. Akin transitioned from Chairperson of the Board and Chief Executive Officer of the Company to Executive Chairperson of the Board,
•	Mr. Boston transitioned from President and Chief Investment Officer to Chief Executive Officer, President and Co-Chief Investment Officer, and
•	Ms. Smriti L. Popenoe was hired as Executive Vice President and Co-Chief Investment Officer.

Executive Summary

The Compensation Committee oversees the administration of our compensation programs and makes decisions relating to the compensation of our executive officers. Our four executive officers who served during 2014 are referred to as our "named executive officers.” The Compensation Committee intends that the compensation paid to the executive officers be consistent with our overall compensation philosophy.

Our compensation philosophy is designed to attract and retain highly skilled and motivated employees who will manage the Company in a manner to promote our growth and profitability, preserve our capital and advance the interests of our shareholders. We incorporate a pay-for-performance philosophy into the design of our compensation programs by linking compensation to our operating performance in some manner and to the attainment of corporate and individual objectives. The primary elements of our compensation programs are base salary, annual bonuses, long-term equity-based awards and to a lesser extent, other benefits or agreements.

We have a Performance Bonus Program that compensates our executive officers based on individual as well as corporate performance on an annual basis. In recent years, the criteria for the Performance Bonus Program included (i) the Company's profitability as measured by return on average common equity, (ii) the achievement of corporate and individual goals, and (iii) the growth in the capital base of the Company in a manner which best suits the interests of its shareholders.

In 2014, the Compensation Committee consulted with FPL and our management to determine appropriate compensation levels for our executive officers and design a new compensation program framework. As part of this new framework, the Compensation Committee and Board had planned to adopt a new incentive compensation plan for our executive officers for 2014. The elements of the proposed new incentive compensation plan are expected to include return on common equity, qualitative corporate goals and individual goals, and total economic return to common shareholders. Further the new plan is expected to provide for payment of incentive compensation earned at 50% in cash and 50% in restricted stock vesting over a three-year period.

This new incentive compensation plan has not yet been finalized; however, in light of the fact that the Company did not engage in any capital raising during 2014, the Committee adjusted the percentages for the three components of the Performance Bonus Program for 2014 from: (i) 25% based on return earned on average common equity (“ROAE”), 25% based on qualitative performance objectives determined by the Committee and adjusted for individual performance, and 50% based on capital raising activities for the Company during the year; to (ii) 40% based on return earned on average common equity (utilizing core net operating income to common shareholders as the return metric, “Core ROAE”), 40% based on qualitative performance objectives determined by the Committee and adjusted for individual performance, and 20% based on total economic return for

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2014, calculated as the change in the Company’s GAAP book value per basic common share plus dividends declared by the Company during the year, divided by the Company’s GAAP book value per basic common share at the beginning of the year.

The objectives of the Performance Bonus Program for 2014 as modified closely represent the objectives being considered in the new compensation program framework.

Company Performance Highlights

	2014	2013	% Change
Net income to common shareholders	$18.6 million	$60.2 million	-69.1%
Core net operating income to common shareholders (Non-GAAP)	$54.2 million	$63.8 million	-15.0%
Net income to common shareholders per common share	$0.34	$1.10	-69.1%
Core net operating income to common shareholders per common share (Non-GAAP)	$0.99	$1.17	-15.4%
Dividends declared per common share	$1.00	$1.12	- 10.7%
ROAE	3.9%	11.8%	-66.9%
Core ROAE (1) (Non-GAAP)	11.8%	12.2%	-3.3%
Total economic return to common shareholders	15.3%	-4.8%	Not calculated
Shareholders’ equity at year end	$607.3 million	$585.9 million	3.7%
Book value per common share	$9.02	$8.69	3.8%

(1) As calculated under the Performance Bonus Program to adjust for the amount of the Performance Bonus Program expense and for non-recurring and/or unusual items as determined by the Compensation Committee in its sole discretion.

Net income to common shareholders on a GAAP basis decreased compared to 2013 due primarily to declines in net interest income and an increase in losses on derivative instruments, partially offset by gain on sale of investments.  Core net operating income to common shareholders declined in 2014, primarily due to lower adjusted net interest income. Shareholders’ equity and book value per common share increased during 2014 primarily due to an increase in other comprehensive income during the year as the fair values of our MBS increased.  Total economic return to common shareholders was 15.3% in 2014 versus a negative 4.8% in 2013 primarily reflecting the strong book value performance in 2014 versus 2013. For a reconciliation between GAAP (net income to common shareholders) and non-GAAP (core net operating income to common shareholders) financial measures, see pages 27–30 of the Company’s Annual Report on Form 10-K filed with the SEC on March 12, 2015. In considering management’s performance pursuant to the Performance Bonus Program, the Compensation Committee considered primarily core net operating income to common shareholders rather than its GAAP counterpart as discussed further below.

In recognition of the executives’ performance and the performance of the Company in 2014, which was below GAAP results versus 2013 but which was comparable on the basis of Core ROAE and substantially better on the basis of total economic return to common shareholders, the Compensation Committee approved in January 2015 payments under the Performance Bonus Program (except in the case of Mr. Akin) to our executive officers of $3.1 million to be paid 50% in cash bonuses and 50% in restricted stock that vests in equal annual installments over three years. Such amounts equated to 159% of aggregate base salaries of our executive officers, versus 189% of aggregate base salaries for 2013. Bonuses awarded in 2014 on an absolute basis are not directly comparable to 2013 due to the addition of Ms. Popenoe as Executive Vice President and the reduction in Mr. Akin’s total compensation as a result of the assumption by Mr. Boston of the Chief Executive Officer role which Mr. Akin held in 2013. Excluding Mr. Akin, bonus payments for 2014 and 2013 as a percentage of aggregate executive officer base salaries were 179% and 193%, respectively.

This Compensation Discussion and Analysis describes the material elements of the compensation programs offered to our named executive officers. The Compensation Committee of the Board is responsible for the administration of our compensation plans, policies and programs and for all decisions relating to the compensation of our named executive officers which for 2014 included the Executive Chairperson, the Chief Executive Officer, President and Co-Chief Investment Officer, the Executive Vice President, Chief Financial Officer and Chief Operating Officer and the Executive Vice President and Co-Chief Investment Officer.

The Compensation Committee is responsible for the development, oversight and implementation of our compensation program for our executive officers. The Compensation Committee consists entirely of non-employee, independent members of our Board of Directors and operates under a written charter approved by the Board of Directors.

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Information on the Compensation Committee's processes and procedures for the consideration and determination of executive and director compensation is included under the captions “Corporate Governance and the Board of Directors - Committees of the Board - Compensation Committee” and “- Directors' Compensation.”

Compensation Objectives and Philosophy

Our executive compensation program is intended to incentivize management performance within the operating framework of the Company particularly as it relates to the investment and management of our shareholders’ capital. We have designed our executive compensation program to attract and retain highly skilled and motivated officers and motivate them to:

•	manage the Company in a manner to promote our growth and profitability,
•	subscribe to our mission statement and values,
•	prudently manage and preserve our capital,
•	comply with the risk-adjusted return framework of our operating policies, and
•	advance the interests of our shareholders.

Our compensation program is designed to provide levels of compensation that are competitive and also reflective of both the individual's and the Company's performance in achieving our goals and objectives. The Compensation Committee seeks to provide a mix of compensation that will align the short-term and long-term interests of our executive officers with that of our shareholders. The Compensation Committee understands that the specialized nature and complexities of the Company's business, and in particular its investment, financing and risk management activities and REIT structure, require individuals with unique skills and experience. The Compensation Committee strives to establish competitive compensation packages which strike a balance between recognition of recent performance and aligning the interests of management on a longer-term basis with that of the Company's shareholders. Further, it is the intent of the Compensation Committee, and executive management, that this compensation philosophy be applied throughout the organization and that the types of compensation and benefits described herein provided to the executive officers generally be provided in similar fashion to all other employees.

The Company maintains a pay-for-performance compensation philosophy and expects all executives to satisfy performance objectives established by the Compensation Committee. Through this philosophy, the Compensation Committee intends to hold executive officers accountable for the Company's performance and for business decisions made during each fiscal year. To implement this philosophy, the Compensation Committee ties a substantial portion of each executive officer's compensation to the Company's performance. The Company's compensation program is designed to appropriately balance the annual and long-term performance objectives of the Company and to promote the interests of our shareholders by aligning a substantial portion of executive compensation to the Company's short-term and long-term financial, strategic and operational performance, as well as dividends paid, stock price and changes in book value per common share. The Company compensates its executive officers based largely on the achievement of the Company's financial, operational and strategic objectives. For example, in 2014, approximately 67% of the CEO’s and approximately 58% of the other named executive officers’ total annual salary and incentive compensation, in each case as shown in the table on page 19 below (and excluding the stock award to Ms. Popenoe upon her hiring), was linked to the achievement of these objectives by the Company.

2014 Say on Pay Vote

In connection with the 2014 annual meeting of shareholders, the Company asked its shareholders to vote to approve, on an advisory basis, the Company’s executive compensation. Although the advisory shareholder vote on executive compensation was non-binding, the Compensation Committee has considered, and will continue to consider, the outcome of this vote each year when making compensation decisions for our Chief Executive Officer and other executive officers. At our 2014 annual meeting of shareholders held on May 20, 2014, approximately 95.2% of the shareholders who voted on the “say-on-pay” proposal approved the compensation of our named executive officers, while approximately 4.8% voted against. As a result, the Compensation Committee did not make any significant changes to our executive compensation practices in 2014 compared to 2013, other than the adjustments with respect to the Performance Bonus Program. In addition, as noted above, the Compensation Committee has been working with FPL to generally update our executive compensation program framework.

Executive Compensation Principles

Our executive compensation program for 2014 consisted of base salaries, the potential for annual incentive payments in the form of bonuses, and the potential for long-term equity incentives in the form of restricted stock grants, which in 2014 were awarded as part of the annual bonus payout. These components of executive compensation are used together in an attempt to strike an appropriate balance between cash and stock-based compensation and between short-term and long-term incentives. We expect a meaningful portion of an executive officer's total compensation to be at risk, tied both to our annual and long-term performance as well as to the creation and protection of shareholder value. We believe that short-term annual incentive compensation should be tied directly to both corporate performance and individual performance for the fiscal year, including

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the achievement of identified goals as they pertain to the areas of our financial performance, and for operations for which the executive officer is personally responsible and accountable. Under our compensation approach, performance that exceeds identified goals results in increased total compensation, and performance that falls below identified goals results in decreased total compensation.

In 2014, bonus incentive compensation was provided to our executive officers pursuant to our Performance Bonus Program, with the exception of Mr. Akin who was eligible for a discretionary bonus. The Performance Bonus Program provides for a payment of bonuses up to 200% of base salaries (or 210% if an executive officer elects to receive the cash portion of his bonus in common stock) based on the achievement of certain quantitative and qualitative objectives set forth in the Performance Bonus Program or as determined by the Compensation Committee of the Board of Directors. See further discussion beginning on page 20 under “Annual Bonuses.”

How Executive Pay Levels are Determined

The Compensation Committee annually reviews our executive compensation program and its elements. All decisions by the Compensation Committee relating to the compensation of our executive officers are reported to the full Board of Directors, and in the case of the CEO’s compensation are approved by the independent directors.

In June 2013 the Compensation Committee engaged the services of FPL to assist the Compensation Committee in determining appropriate compensation levels for the executive officers, recommend an executive compensation program framework and provide recommendations regarding employment, severance and change in control policies and agreements. The Compensation Committee worked with FPL and management throughout 2014 in connection with its 2014 executive compensation decisions.

All executive officer compensation for 2014 was established by the Compensation Committee, except that the independent directors approve Mr. Boston's compensation based on the Compensation Committee's recommendation. Mr. Boston made recommendations to the Compensation Committee for the base salaries and annual and long-term incentive payments for the executive officers. Mr. Boston assisted the Compensation Committee in assessing the achievement of the corporate and individual goals for 2014.

In determining the compensation of our executive officers, the Compensation Committee evaluates total overall compensation (for our executive officers as well as our entire employee base), as well as the mix of salary, cash bonus incentives and equity incentives, using a number of factors including the following:

•	Historical cash and equity compensation levels,
•	The financial performance of the Company, as determined quantitatively by the ROAE component and total economic return component of the Performance Bonus Program,
•	The operating performance of the Company, as determined qualitatively by the Compensation Committee as a component of the Performance Bonus Program,
•	The performance of the executive officer, as determined by Mr. Boston and reviewed by the Compensation Committee in the case of Mr. Benedetti and Ms. Popenoe, and as determined by the Compensation Committee in the case of Messrs. Akin and Boston,
•	Total general and administrative expense as a percentage of year-end and average shareholders' equity, and
•	Comparative industry and market data.

With respect to comparative industry data, the Compensation Committee also reviews executive salaries, compensation structures and the financial performance of comparable companies in a designated peer group established by the Compensation Committee, historically with assistance from management. The peer group used for comparison purposes may change from year to year, but focuses principally on public mortgage REITs that have a similar business to ours or are similar to our Company in complexity, and companies with similar market capitalizations and other characteristics. Many mortgage REITs are externally managed and executive officer compensation for them is not readily available. For 2014, the Compensation Committee also considered peer company information prepared by FPL.

In connection with establishing executive officer compensation for 2014, FPL prepared a comparison of the Company’s executive compensation relative to other mortgage REITs including Arbor Realty Trust, Capstead Mortgage Corporation, CYS Investments, Inc., MFA Financial, Inc., New York Mortgage Trust, Inc., Northstar Realty Finance Corp, RAIT Financial Trust and Redwood Trust, Inc.

In general, our executive officers' compensation packages are meant to be structured in a manner similar to the peer companies listed above, though there may be significant variation in the types of awards made to executive officers and also the

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metrics used in incentive compensation plans. Our executive officer compensation may differ in the amount of total compensation or in the amounts allocated to base salaries, annual incentive bonuses or long-term incentive stock awards versus the peer group listed above. Overall, the Compensation Committee viewed the level of executive officer compensation as appropriate given our activities and size versus the activities and size of other companies reviewed for 2014.

The table below shows each named executive officer’s total direct compensation for services rendered in 2014 and 2013. In contrast to the Summary Compensation Table on page 26, which discloses the grant date fair value of equity awards granted in a given year, the table below discloses the grant date fair value of equity awards granted for performance during a given year. We believe the table below better depicts compensation for the year of performance and reflects the way the Compensation Committee considers executive compensation on a year-to-year basis. The table below supplements, but does not replace, the Summary Compensation Table.

			Bonus Awards			Total Annual Salary & Incentive Compensation	% Change from 2013 to 2014
Name	Year	Salary	Cash Awards	Stock Awards (1)	Stock Awards (2)
Thomas B. Akin	2014	$500,000	$250,000	$249,993	--	$999,993	-40.8%
	2013	600,000	--	629,994	$459,998	1,689,992
Byron L. Boston	2014	675,000	675,000	674,997	--	2,024,997	5.3%
	2013	600,000	--	629,994	692,995	1,922,989
Stephen J. Benedetti	2014	375,000	281,250	281,247	--	937,497	0.3%
	2013	375,000	142,500	149,618	267,997	935,115
Smriti L. Popenoe	2014	408,000	346,000	346,000	300,000	1,400,000	n/a

(1)	For 2014, these awards were granted February 25, 2015 but related to 2014 performance. For 2013, these awards were granted on January 28, 2014 but relate to 2013 performance.
(2)	For 2014, no separate restricted stock awards were granted to the executive officers outside of the portion of their annual bonus awards that was paid in restricted stock, except for the restricted stock grant Ms. Popenoe received in connection with her hiring. For 2013, these awards were granted on January 21, 2014 but relate to 2013 performance.

Limitations on Deductibility of Compensation

In making compensation decisions, the Compensation Committee considers Section 162(m) of the Internal Revenue Code (“Section 162(m)”), which limits the federal income tax deductibility of certain compensation in excess of $1 million paid to certain executive officers.  Certain compensation, including certain forms of “performance-based compensation,” may qualify for an exemption from the deduction limit if it satisfies various technical requirements under Section 162(m).  The Compensation Committee views the tax deductibility of executive compensation as one factor to be considered in the context of the Company’s overall compensation philosophy.  The Compensation Committee currently believes, however, that it is generally in the Company’s and its shareholders’ best interest for the Compensation Committee to retain discretion and flexibility to develop appropriate compensation programs and establish appropriate compensation levels. As a result, the Compensation Committee awards compensation that is not fully deductible under Section 162(m) when it believes it is in the best interest of the Company and its shareholders to do so, as it has done in recent years with respect to the named executive officers’ compensation.

For 2014, approximately $0.3 million and $0.7 million of the compensation for Messrs. Akin and Boston, respectively, was not deductible under Section 162(m).  In approving compensation for 2014, the Compensation Committee considered the requirements of Section 162(m) for the performance-based compensation exemption and determined that the need for discretion and flexibility in the Company’s compensation program, particularly with respect to bonus awards, outweighed the related loss of tax deductibility.

Components of Executive Compensation

The elements of our compensation program for 2014 included base salary, annual bonus compensation, and consideration of long-term incentives through stock-based awards under our 2009 Stock and Incentive Plan. These elements are consistent with our compensation program in prior years. We provide certain retirement benefits through our 401(k) Savings Plan. We also provide health and welfare benefits that include participation in our health, dental and vision plans and various insurance plans, including disability and life insurance, as well as certain perquisites.

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Each of the three principal components of executive compensation is designed to reward and provide incentives to the executive officers consistent with our overall policies and principles on executive compensation. These components and the rationale and methodology for each are described below. Specific information on the amounts and types of compensation earned by each of the named executive officers during 2014 can be found in the Summary Compensation Table and other tables and narrative disclosures following this discussion. In addition, however, in determining the compensation of our executive offers, the Compensation Committee will review executive management's overall compensation relative to compensation paid at our peers and the industry in general.

Base Salary. Our base salary philosophy is to provide reasonable current income to our executive officers in amounts that will attract and retain individuals with a broad, proven track record of performance. The Compensation Committee establishes the annual salary for executive officers other than our CEO and recommends our CEO’s base salary to the independent directors for approval. In determining salaries, the Compensation Committee balances the need to offer salaries that are competitive with peer companies with the need to maintain careful control of salary and benefits expense, particularly relative to our size and equity capital base.

The table below presents the annualized base salary for each of our named executive officers for 2015, 2014 and 2013. Mr. Akin’s salary was reduced in 2014 and Mr. Boston’s salary was increased, as the CEO role was transitioned from Mr. Akin to Mr. Boston. The amounts included in the table for 2015 are based on salaries in effect as of March 31, 2015. The Compensation Committee is still considering adjustments to 2015 base salaries in consultation with FPL.

Annualized Base Salary

	2015	2014	2013
Thomas B. Akin	$500,000	$500,000	$600,000
Byron L. Boston	675,000	675,000	600,000
Stephen J. Benedetti	375,000	375,000	375,000
Smriti L. Popenoe	408,000	408,000	n/a

Annual Bonuses. The Performance Bonus Program provides for bonus payments of up to 200% of the participant's base salary (or 210% if the participant elects to receive the cash portion of his bonus in common stock). Messrs. Boston and Benedetti and Ms. Popenoe were participants in the Performance Bonus Program in 2014. In light of his January 1, 2014 transition from Chief Executive Officer to Executive Chairperson, the Compensation Committee determined that Mr. Akin would not participate in the Performance Bonus Program for 2014 and would instead be eligible for a discretionary bonus as determined by the Committee. As discussed above, payments under the Performance Bonus Program for 2014 were based on the following three components:

•	40% based on return earned on average common equity using core net operating income to common shareholders and adjusted as determined by the Compensation Committee;
•	40% based on performance objectives determined by the Compensation Committee and adjusted for the individual performance of the executive; and
•	20% based on total economic return for the year.

For 2014, the Compensation Committee adjusted the percentages for the three components from prior years and changed the third component from capital raising activities for the Company to total economic return to common shareholders to reflect the fact that the Company did not engage in any capital raising during 2014 and to also de-emphasize capital raising as a component of management compensation since it is not expected to be a focus of future incentive compensation programs for the Company. Similar to 2013, the Compensation Committee also used core net operating income to common shareholders to calculate the return on average common equity instead of using net income to common shareholders determined under GAAP, to reflect the Company’s discontinuation of hedge accounting in 2013. The Compensation Committee noted that many other mortgage REITs that have discontinued hedge accounting report core net operating income as a primary measure of performance . The Compensation Committee believes the structure of the Performance Bonus Program aligns management compensation with shareholder returns and protecting/increasing shareholder value, although as noted above the Committee is evaluating a new incentive program with FPL to update the performance metrics of the program and the weightings to better reflect the current size, attributes, activities and expected performance of the Company for the future.

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The Compensation Committee evaluated various measures and factors of performance in developing the structure of the Performance Bonus Program. The Compensation Committee selected return on average common equity (now based on core net operating income to common shareholders as noted above) as a performance measure as a strong indicator of our overall performance for any particular year. In addition, the Performance Bonus Program structure provides the Compensation Committee with discretion to establish incentive compensation levels in a manner consistent with its overall compensation philosophy and objectives.

For 2014, the first component of the Performance Bonus Program is based on the Company's ROAE which was determined for purposes of the Performance Bonus Program as the Company's core net operating income to common shareholders, adjusted for non-recurring and/or unusual items as determined by the Compensation Committee in its sole discretion, and adjusted for the amount of the Performance Bonus Program expense, divided by average common shareholders’ equity including unrealized gains and losses. Based on the ROAE as computed, each of the executive officers participating in the plan could earn a bonus equal to the product of 50% of the salary paid during the year and one of the following percentages:

•         25% if the ROAE for the year is 6% or greater but less than 8%;

•        50% if the ROAE for the year is 8% or greater but less than 10%;

•        75% if the ROAE for the year is 10% or greater but less than 12%; or

•        100% if the ROAE for the year is 12% or greater.

The second component of the Performance Bonus Program is based on factors determined in the sole discretion of the Compensation Committee related to corporate goals and individual performance. During 2014, the Compensation Committee established goals for our executive officers based on recommendations of management as follows:

•        Operate at a general and administrative expense ratio of less than 2.5% of the greater of beginning or average shareholders’ equity for 2014;

•        Implement an operating committee structure as part of the overall governance practices of the Company;

•        Improve the performance and effectiveness of our human capital to ensure that the Company has peak performers in all functional areas;

•        Expand investment opportunities and financing options for the Company;

•        Create an effective relationship management process to ensure that management and the Company are properly focused on relationships key to its success; and

•        Implement an enterprise risk management framework.

The Compensation Committee also set several personal goals and other corporate objective goals for Mr. Boston as Chief Executive officer including the following:

•        Establish senior level relationships at all relevant/important business stakeholders;

•        Lead the development of a clear external message regarding financial results and strategy in the context of the current complex global macro environment;

•        Lead the goal setting process and performance evaluation process for the Company and recommend to the Compensation Committee;

•        Creatively seek to establish new business relationships and to evaluate new investment opportunities; and

Ensure that the performance goal setting process for 2015 is completed by December 31, 2014.

The Compensation Committee reviewed the individual performance of Messrs. Boston and Benedetti and Ms. Popenoe with respect to meeting these goals for 2014 and, in addition, the performance of their responsibilities as Chief Executive Officer, President and Co-Chief Investment Officer, Executive Vice President, Chief Financial Officer and Chief Operating Officer and Executive Vice President and Co-Chief Investment Officer, respectively. The Compensation Committee did not assign specific weightings to any of the factors noted above, intending them to be somewhat flexible given the dynamic nature of our industry and our investment strategy and the differing responsibilities of our executive officers.

For the third component, in designing the Performance Bonus Program, the Compensation Committee desired to provide incentives to management to issue equity capital in a beneficial manner to the Company and its shareholders. However, the Compensation Committee deemphasized this goal in 2014 given that the
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Company had no plans to raise capital in 2014, and substituted total economic return to common shareholders for the capital raising component of the Performance Bonus Program. Total economic return to common shareholders is a performance measure used by a number of mortgage REITs and the Compensation Committee felt that this is an effective way to measure the success of the performance of management and the Company. The total economic return to common shareholders goal for 2014 was 12%.

With respect to the amounts earned under the Performance Bonus Program in 2014, ROAE as computed for 2014 using net income to common shareholders was 3.9% based on average common shareholders’ equity for the year excluding unrealized gains and losses. However, the Compensation Committee felt it was appropriate to determine the bonus awards using ROAE based on core net operating income to common shareholders because it more closely tracks how the Company views its performance, particularly in light of the Company’s discontinuation of hedge accounting which results in changes in value of derivatives being recorded in the statement of operations in 2014 as opposed to other comprehensive income. The Compensation Committee calculated Core ROAE by excluding accrued Performance Bonus Program expense and certain expenses related to legacy litigation from core net operating income, which resulted in a calculated Core ROAE of 11.8%. The Committee rounded this result to 12% in determining the level of performance in light of the significant amount of realized gains on sales of investments during 2014, which are not included in the calculation of ROAE or Core ROAE, and which approximated $16.2 million. This resulted in Messrs. Boston and Benedetti and Ms. Popenoe earning 100% of that portion of the Performance Bonus Program.

With respect to the second and third factors of the Performance Bonus Program, the Compensation Committee reviewed the achievement of the qualitative objectives for the Company and the individual performance of the executives. In general, the Compensation Committee viewed the qualitative objectives as largely having been met. The Committee noted that the Company’s expense ratio was 2.6% for the year based on average shareholders’ equity, above the 2.5% target. The Compensation Committee noted that total economic return to common shareholders was 15.3% for 2014, consisting of a $0.33 increase in book value per common share and declared dividends of $1.00 per common share, versus a negative 4.8% in 2013.

As the Compensation Committee reviewed the performance of the Company overall, the Committee noted that while total economic return for the year was strong and management had largely met its qualitative objectives, core net operating income to common shareholders and the common stock dividend both declined during 2014 as compared to 2013. As such, despite the Company reaching financial performance goals for Core ROAE and total economic return, the Committee exercised its discretion and determined that overall bonuses as a percentage of base salaries should be similar to 2013 for Messrs. Boston and Benedetti at 200% and 150%, respectively. Ms. Popenoe’s bonus percentage was approved at 170% of base salary. The Committee decided that Mr. Akin should receive a bonus of 100% of his base salary, which the Committee believed appropriately reflected Mr. Akin’s reduced role in the day-to-day management of the Company and the attainment of the overall objectives for the Company.

In January 2015, based on the factors discussed above, the Compensation Committee approved bonus awards for Messrs. Akin, Boston and Benedetti and Ms. Popenoe as follows:

	Amount of 2014 Bonus Award	% of Maximum Potential Bonus Award	Portion Required to be Paid in Restricted Shares
Thomas B. Akin	$500,000	n/a	50%
Byron L. Boston	1,350,000	100%	50%
Stephen J. Benedetti	562,500	75%	50%
Smriti L. Popenoe	692,000	85%	50%

As in 2014, the Compensation Committee felt that it was important that part of the bonus compensation for management be paid in restricted common stock of the Company and approved the payment of the executive officers’ bonus awards 50% in cash and 50% in restricted stock. The amounts paid did not include an additional 5% for the portion received in restricted stock, and none of the executive officers elected any portion of their 2014 cash bonus amounts to be paid in common stock. The cash and restricted stock portions of the bonuses were paid on February 25, 2015. The restricted stock will vest over a period of three years and was issued under the 2009 Stock and Incentive Plan.

For participants in the Performance Bonus Program, the Compensation Committee may also consider the award of individual bonus amounts to executive officers outside of the Performance Bonus Program. Such bonus amounts are discretionary, and would be predicated on achievement of extraordinary individual or corporate results. No such bonuses were awarded in 2014.

New Incentive Compensation Plan for 2015. As noted above, the Compensation Committee is evaluating a new incentive program with FPL to update the performance metrics of the program and the weightings to better reflect the current size, attributes, activities and expected performance of the Company for the future.

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Long-Term Equity Incentives. The Compensation Committee may provide equity incentives to executive officers through long-term awards. Since 2010, long-term equity incentives have been awarded to executive officers in the form of restricted stock. The goal of the Compensation Committee in granting equity incentives is to directly link an executive's compensation opportunities with creating and protecting shareholder value and to encourage our executive officers to think like owners of the Company. In particular, the Compensation Committee views restricted stock as a strong alignment of interests by making employees direct owners of the Company while providing incentive for employees to remain with the Company as their shares vest.

The Compensation Committee uses multi-year vesting of equity incentive awards. Multi-year vesting focuses executive officers on consistent long-term growth in shareholder value and requires executive officers to remain employed with us for extended periods to receive the full benefit of the awards. Recent awards of restricted stock generally vest over three-year and four-year periods. Equity incentive awards are currently made pursuant to our 2009 Stock and Incentive Plan.

With respect to 2014 performance, and as part of its changing approach with respect to incentive compensation, in January 2015, the Compensation Committee determined to grant all restricted stock awards to our executive officers and employees as part of the Performance Bonus Program or other bonus (in the case of Mr. Akin) payout. No separate awards of restricted stock were granted to the executive officers and employees for 2014 performance outside of the bonus awards that were paid 50% in restricted stock.

With respect to 2013 performance, in January 2014, the Compensation Committee awarded certain of our officers and employees a total of approximately 216,000 shares of restricted stock, with a grant date fair value of $1.7 million, or approximately 0.40% of our common shares outstanding as of the grant date. Of this amount, Messrs. Akin, Boston and Benedetti received approximately $1.4 million, or 81.5% of the amount. These restricted stock awards vest over four years. The Compensation Committee made these awards of restricted stock as recognition of the performance of management and the Company during 2013 and the desire of the Compensation Committee to tie a portion of management compensation to the long-term performance of the Company. The Compensation Committee annually reviews whether to award additional long-term incentive awards to management.

Timing of Long-Term Incentive Awards. We are aware that the release of our quarterly financial results may have an impact on the market price of our common stock, and therefore the value of the long-term incentive awards to our executive officers, as well as stock grants awarded to directors, depending on whether the information is favorable or unfavorable. Our historical practice with respect to the timing of long-term incentive awards had been to approve such grants once each year in the first quarter of the year following the year to which the award pertains. As noted above, long-term incentive restricted stock awards for 2012, 2013 and 2014 were granted to certain officers and employees of the Company. The 2012 and 2014 grants occurred in in the first and second quarters of 2013 and the first quarter of 2015, respectively, in each case after the Company had released its fourth quarter results for the year. The 2013 grants occurred in the first quarter of 2014 before the Company had released its fourth quarter results for 2013, primarily because the Compensation Committee had completed its analysis of the Company’s performance earlier than in prior years. We anticipate that any future grants will be awarded on a timetable similar to our historical practice.

Non-employee directors receive annual grants of restricted stock on the first Friday following the annual meeting of shareholders, generally in May or June of each year, which shares will vest at the end of one year.

In the case of grants to our non-employee directors, we believe that the annual meeting of shareholders is an appropriate time during the year to make equity grants and that a consistent application of our equity granting practices from year to year regardless of the content of the first quarter earnings release is also appropriate. The equity awards granted by the Compensation Committee are designed to create incentives for the creation of long-term shareholder value and contain delayed vesting provisions that prevent recipients from taking advantage of short-term fluctuations in the market price of our common stock.

We have not planned in the past, nor do we plan in the future, to time the release of material non-public information for the purpose of affecting the value of executive or director compensation. We do not have a practice when granting such awards of setting the exercise price of options or stock appreciation rights based on the stock price on any date other than the grant date, nor do we use a formula or any other method to select a price based on a period before, after or surrounding the grant date. All stock incentive awards granted to executives are granted at the closing price of our common stock on the effective date of grant.

Retirement Plans. We provide additional compensation to our executive officers through various plans which are also available to some or all of our other employees. The Compensation Committee oversees these plans and the Compensation Committee considers these plans when reviewing an executive's total annual compensation and determining the annual and long-term compensation components described above.

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We have a 401(k) Savings Plan for all of our employees. The 401(k) Savings Plan allows eligible employees to defer up to 25% of their eligible income, subject to certain Internal Revenue Code limits, on a pretax basis. We match on a dollar-for-dollar basis up to 6% of an employee's eligible compensation, subject to limitations imposed by the Internal Revenue Code.

Other Benefits and Perquisites. The Company provides our executive officers with perquisites and other personal benefits on a limited basis with overall compensation program objectives to attract and retain high quality executives. The Compensation Committee has reviewed the levels of perquisites and other personal benefits provided to our executive officers and believes them to be appropriate.

Mr. Boston relocated in 2011 from Jacksonville, Florida to our headquarters in Richmond, Virginia. The Company reimbursed Mr. Boston for certain relocation expenses and granted him 35,006 shares of restricted stock, which vested quarterly over a three-year period, in connection with his relocation to Richmond in August 2011. The total amount of relocation expense incurred in 2012 for Mr. Boston's relocation to Richmond was $212,472, which equates to the vested amount of his restricted stock grant in connection with his relocation, the related income tax gross-up expense and trailing relocation expenses paid in 2012. The total amount incurred in 2013 for Mr. Boston's relocation to Richmond was $189,337, which equates to the vested amount of his restricted stock grant in connection with his relocation and the related income tax gross-up expense. The total amount incurred in 2014 for Mr. Boston's relocation to Richmond was $128,380, which equates to the vested amount of his restricted stock grant in connection with his relocation and the related income tax gross-up expense.

Details of perquisites provided to the executive officers are set forth in footnotes to the Summary Compensation Table.

Employment Agreements and Severance Agreements.  We have an employment agreement with Mr. Boston and a severance agreement with Mr. Benedetti. Mr. Akin's employment agreement expired on March 1, 2011 and has not been replaced as of the date of this Proxy Statement. Ms. Popenoe does not currently have an employment or severance agreement. As used below, the terms “cause,” “change in control,” and “good reason” have the respective meanings set forth in the applicable employment or severance agreement. The Compensation Committee is currently in the process of negotiating new employment agreements with each of Messrs. Boston and Benedetti and Ms. Popenoe, which are intended to replace any existing employment or severance agreement.

Mr. Boston.  Mr. Boston's employment agreement provides for his employment as the Chief Investment Officer of the Company, with a current term through March 31, 2016.  The agreement renews automatically for successive one-year terms, unless either the Company or Mr. Boston gives written notice of non-renewal at least 90 days prior to expiration of the then-current term of the agreement.  Mr. Boston's employment agreement provides for an initial annual base salary of $275,000 (subject to further increases by the Compensation Committee) and annual cash incentive payments in the form of discretionary annual bonuses and long-term equity incentives in the form of restricted stock.  The agreement provides for his participation in the Performance Bonus Program (which in 2014 meant he was eligible for a bonus up to 210% of his salary paid).  Under his employment agreement, Mr. Boston is entitled to participate in the employee and executive benefit plans and programs implemented by the Company in which other senior executives of the Company are eligible to participate, including life, medical, dental, accidental and disability insurance plans and retirement, deferred compensation and savings plans, in accordance with the terms and conditions of such plans.  Mr. Boston is also eligible to participate in the Company's 401(k) Savings Plan, including the Company match in accordance with the plan's terms.  Under the agreement, Mr. Boston will also be provided with a cell phone and personal data assistant for his use, and the Company will pay for any business-related usage fees for such items.  Mr. Boston's employment agreement provides generally that a lump sum payment will be made to him under certain circumstances upon his termination of employment with us.  These circumstances include the termination of employment by Mr. Boston for “good reason,” which includes, among other things, termination after a “change in control,” or the termination of his employment by the Company without “cause.”  In such events, Mr. Boston will have the right to receive a lump sum payment equal to the sum of (i) his base salary through the date of his termination (to the extent not previously paid), reimbursement for any unreimbursed business expenses incurred by him prior to his termination and payment for any vacation time accrued by him but unused as of the date of his termination, together with a portion of certain amounts payable under the Performance Bonus Program, (ii) the equivalent of his then current annual base salary multiplied by 2.99 and (iii) any other amounts or benefits Mr. Boston is entitled to receive under any plan, program, policy or practice or contract or agreement of the Company.  Mr. Boston also will become fully vested in any unvested restricted stock, options, stock appreciation rights or other forms of incentive stock compensation granted to him if he terminates his employment for good reason or if he is terminated without cause.  Finally, in such events, the Company is obligated to provide continued coverage to Mr. Boston at its expense under the Company's medical, dental, life insurance and disability policies or arrangements for a period of 12 months following termination of employment, which may be limited in certain circumstances.

Mr. Boston's employment agreement provides for confidentiality obligations during and following Mr. Boston's employment and includes non-competition provisions that are effective during, and for 90 days following, his employment and non-solicitation provisions that are effective during, and for six months following, his employment.

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In all circumstances, any amounts paid by the Company pursuant to Mr. Boston's employment agreement will be limited to the maximum amount deductible under Section 280G of the Internal Revenue Code (and any successor provision).  See further discussion under “Potential Payments upon Termination or Change in Control” below.

Mr. Benedetti. The terms of Mr. Benedetti's severance agreement provide generally that a lump sum payment will be made to Mr. Benedetti under certain circumstances upon his termination of employment with us.  These circumstances include the termination of employment by Mr. Benedetti for “good reason,” which includes termination after a “change in control,” or the termination of his employment by the Company without “cause.”  In such events, Mr. Benedetti will have the right to receive a lump sum payment equal to the sum of (i) his base salary and bonus, to the extent already earned by Mr. Benedetti, but unpaid, (ii) the equivalent of his annual base salary of one year for every fifty months that Mr. Benedetti has been employed by the Company pro-rated for any period of less than fifty months and (iii) any other amounts or benefits Mr. Benedetti is entitled to receive under any plan, program, policy or practice or contract or agreement of the Company.  Mr. Benedetti also will become fully vested in any restricted stock, options, stock appreciation rights or other forms of incentive stock compensation granted to him if he terminates his employment for good reason or if he is terminated without cause.  Finally, in such events, the Company is obligated to provide continued coverage to Mr. Benedetti at its expense under the Company's medical, dental, life insurance and disability policies or arrangements for a period of 12 months following termination of employment, which may be limited in certain circumstances.

If Mr. Benedetti's employment is terminated for “cause,” the Company will only be obligated to pay to Mr. Benedetti (i) his annual base salary through the date of termination, (ii) any bonus to the extent already earned by Mr. Benedetti, but unpaid, (iii) the amount of any compensation previously deferred by Mr. Benedetti, and (iv) any other amounts or benefits Mr. Benedetti would be entitled to receive under any plan, program, policy or practice or contract or agreement of the Company.

If Mr. Benedetti voluntarily terminates his employment for other than “good reason,” the Company will be obligated to pay him (i) his annual base salary through the date of termination, (ii) any bonus to the extent already earned by Mr. Benedetti, but unpaid, and (iii) any other amounts or benefits Mr. Benedetti would be entitled to receive under any plan, program, policy or practice or contract or agreement of the Company.

In all circumstances, any amounts paid by the Company pursuant to the severance agreement will be limited to the maximum amount deductible under Section 280G of the Internal Revenue Code (and any successor provision). See further discussion under “Potential Payments upon Termination or Change in Control” below.

New Employment Agreements for 2015. As noted above, the Compensation Committee is currently in the process of negotiating new employment agreements with each of Messrs. Boston and Benedetti and Ms. Popenoe, which are intended to replace any existing employment or severance agreement.

Limitations on Certain Short-term or Speculative Transactions in the Company's Securities

The Board of Directors has approved a Statement of Policy Regarding Trading in Company Securities (the “Insider Trading Policy”) that applies to all directors, officers and employees of the Company and helps ensure that the Company's personnel bear the full risks and benefits of stock ownership. The Insider Trading Policy generally prohibits executive officers, among others, from engaging in short-term or speculative transactions in the Company's securities, such as short sales, trading in publicly-traded derivative securities, and hedging transactions. Executive officers are also prohibited from holding the Company's common stock in margin accounts or, with limited exceptions, pledging the Company's common stock as collateral for a loan. The prohibition on trading in derivative securities does not prohibit the exercise of options or other awards granted under a Company compensation plan.

Report of the Compensation Committee

The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this Proxy Statement and discussed it with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Michael R. Hughes, Chairperson

Robert A. Salcetti

James C. Wheat, III

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Compensation Committee Interlocks and Insider Participation

No current member of the Compensation Committee is, and no member who served during 2014 was, a current or former officer or employee of the Company or any of our subsidiaries. In addition, there are no compensation committee interlocks with other entities with respect to any current member of the Compensation Committee or member who served during 2014.

Compensation of Executive Officers

Compensation for our executive officers is administered under the direction of our Compensation Committee.  In the tables and discussion below, we summarize the compensation earned during 2014, 2013 and 2012 by Messrs. Akin, Boston, and Benedetti, and during 2014 by Ms. Popenoe. The Company had no other executive officers during 2014.

Summary Compensation Table for 2014*

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	Options Awards (3) ($)	Non-Equity Incentive Plan Compensation (4) ($)	All Other Compensation (5) ($)	Total ($)
Thomas B. Akin Executive Chairperson	2014	$500,000	$499,993	$459,998	--	--	$203,504	$1,663,495
	2013	600,000	--	263,750	--	$629,994	164,875	1,658,619
	2012	575,000	--	450,999	--	950,004	143,320	2,119,323
Byron L. Boston Chief Executive Officer, President and Co-Chief Investment Officer	2014	675,000	--	692,995	--	1,349,997	335,107	3,053,099
	2013	600,000	--	313,757	--	629,994	282,283	1,826,034
	2012	574,998	--	450,999	--	1,149,996	277,166	2,453,159
Stephen J. Benedetti Executive Vice President, Chief Financial Officer and Chief Operating Officer	2014	375,000	--	267,997	--	562,497	100,005	1,305,499
	2013	375,000	--	--	--	292,118	97,820	764,938
	2012	368,748	--	122,002	--	693,606	96,631	1,280,987
Smriti L. Popenoe Executive Vice President and Co-Chief Investment Officer	2014	408,000	--	300,000	--	692,000	29,653	1,429,653

______________

*The column for “Change in Pension Value and Nonqualified Deferred Compensation Earnings” has been omitted because it is not applicable.

(1)	Amount for 2014 for Mr. Akin includes both the cash portion of his discretionary bonus award as well as the portion that was paid in restricted shares of the Company's common stock per the Compensation Committee's determination.
(2)	The amounts in the “Stock Awards” column for 2014, 2013 and 2012 for Messrs. Akin, Boston and Benedetti represent the aggregate grant date fair value of restricted stock granted to them outside of the Performance Bonus Program in January 2014, April 2013 and March 2012 under the Company's 2009 Stock and Incentive Plan (calculated in accordance with ASC Topic 718), representing incentive compensation related to 2013, 2012 and 2011 performance, respectively. The amount for Ms. Popenoe for 2014 represents the grant date fair value of the restricted stock grant she received in connection with her hiring as Executive Vice President and Co-Chief Investment Officer, effective January 1, 2014. In all cases, the grant date fair value of the restricted stock is based on the closing price of the Company’s common stock on the grant date.
(3)	No awards of stock options or stock appreciation rights were granted to any of the executive officers during 2014, 2013 or 2012.
(4)	Bonus amounts earned for 2014, 2013 and 2012 under the Performance Bonus Program for Messrs. Akin (for 2013 and 2012), Boston, and Benedetti and for Ms. Popenoe (for 2014) are included in the “Non-Equity Incentive Plan Compensation” column and include both the cash portion of the bonus award and the portion that was paid in restricted shares of the Company's common stock per the Compensation Committee's determination. Both the cash portion and the
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restricted shares portion of these bonus awards are paid in the year following the year of performance under the Performance Bonus Program.

(5)	Amount for 2014 for Mr. Akin consists of dividends paid in 2014 in the amount of $200,659 on unvested restricted stock, group term life insurance premiums in the amount of $1,584, gross up expenses related to the group term life insurance in the amount of $121, and long-term disability insurance premiums in the amount of $1,140; amount for 2014 for Mr. Boston consists of dividends paid in 2014 in the amount of $239,316 on unvested restricted stock, gross up expenses in the amount of $78,019 relating to restricted stock vesting from his relocation award, matching contributions to the Company's 401(k) Savings Plan in the amount of $15,600, group term life insurance premiums in the amount of $1,032, and long-term disability insurance premiums in the amount of $1,140; amount for 2014 for Mr. Benedetti consists of dividends paid in 2014 in the amount of $80,271 on unvested restricted stock, matching contributions to the Company's 401(k) Savings Plan in the amount of $15,600, group term life insurance premiums in the amount of $552, gross up expenses related to the group term life insurance in the amount of $42, HSA Company contribution in the amount of $2,400, and long-term disability insurance premiums in the amount of $1,140; and amount for 2014 for Ms. Popenoe consists of dividends paid in 2014 in the amount of $28,125 on unvested restricted stock, group term life insurance premiums in the amount of $360, gross up expenses related to the group term life insurance in the amount of $28, and long-term disability insurance premiums in the amount of $1,140.

All compensation that we have paid to Messrs. Akin, Boston, and Benedetti and Ms. Popenoe has been determined as described above in our “Compensation Discussion and Analysis” section.

The following table contains information concerning grants of plan-based incentive awards and restricted stock to the executive officers during the fiscal year ended December 31, 2014.

Grants of Plan-Based Awards for 2014*

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)(4)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Approval Date (2)	Threshold ($)	Target ($)	Maximum (3) ($)
Thomas B. Akin			--	--	--	--	--	--	--
	01-21-14	01-21-14	--	--	--	57,001	--	--	$459,998
Byron L. Boston			--	--	$1,417,500	--	--	--	--
	01-21-14	01-21-14	--	--	--	85,873	--	--	692,995
Stephen J. Benedetti			--	--	787,500	--	--	--	--
	01-21-14	01-21-14				33,209			267,997
Smriti L. Popenoe	01-01-14	12-12-13	--	--	856,800	37,500	--	--	300,000

*	Columns for “Estimated Future Payouts Under Equity Incentive Plan Awards” have been omitted because they are not applicable.

(1)	There is no threshold or target amount under the Performance Bonus Program. The actual amount earned by Messrs. Boston and Benedetti and Ms. Popenoe for 2014 under the Performance Bonus Program is reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table on page 26. Mr. Akin did not participate in the Performance Bonus Program for 2014.
(2)	For Ms. Popenoe, the restricted stock award was approved by the Compensation Committee at its meeting on December 12, 2013 and was granted in connection with her hiring as Executive Vice President and Co-Chief Investment Officer, effective January 1, 2014.
(3)	Reflects maximum amount, equal to 210% of the salary paid for 2014, that the executive officers could earn for 2014 under the Performance Bonus Program, which includes a 5% increase to the extent the executive elects at payment time to receive any portion of the bonus award earned in unrestricted shares of the Company's common stock in lieu of cash. In the Compensation Committee's discretion, once the amount earned was determined pursuant to the Performance Bonus
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Program, half of such amount for 2014 was paid in the form of restricted stock with a three year vesting period and half was paid in cash. See further discussion at "Annual Bonuses" beginning on page 20.

(4) These restricted stock awards were granted during 2014 under the 2009 Stock and Incentive Plan.

Holdings of Stock-Based Awards

The table below presents information regarding restricted stock held by each of our named executive officers as of December 31, 2014. None of our named executive officers held any options or stock appreciation rights as of December 31, 2014.

Outstanding Equity Awards at 2014 Fiscal Year-End*

	Option Awards (1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2) (#)	Market Value of Shares or Units of Stock That Have Not Vested (3) ($)
Thomas B. Akin	--	--	--	--	213,364	$1,760,253
Byron L. Boston	--	--	--	--	254,427	2,099,023
Stephen J. Benedetti	--	--	--	--	82,293	678,917
Smriti L. Popenoe	--	--	--	--	37,500	309,375

* The columns for “Equity Incentive Plan Awards” have been omitted because they are not applicable.

(1)	None of the executive officers had any outstanding stock options or stock appreciation rights as of December 31, 2014.
(2)	All of these shares were granted under the Company’s 2009 Stock and Incentive Plan. See the following table for details of the vesting for each grant of restricted stock:

Name	Grant Date	Restricted Shares	Vesting Schedule
Thomas B. Akin	03-01-12	23,812	Vests in equal annual installments on March 1, 2015 and 2016
	03-15-12	5,987	Vests on March 15, 2015
	03-29-13	29,651	Vests in equal annual installments on March 13, 2015 and March 15, 2016
	04-02-13	18,750	Vests in equal annual installments on March 13, 2015, March 15, 2016 and March 15, 2017
	01-21-14	57,001	Vests in equal annual installments on February 13, 2015, February 15, 2016, February 15, 2017 and February 15, 2018
	01-28-14	78,163	Vests in equal annual installments on February 13, 2015, February 15, 2016, and February 15, 2017
Byron L. Boston	03-01-12	23,812	Vests in equal annual installments on March 1, 2015 and 2016
	03-15-12	8,381	Vests on March 15, 2015
	03-29-13	35,893	Vests in equal annual installments on March 13, 2015 and March 15, 2016
	04-02-13	22,305	Vests in equal annual installments on March 13, 2015, March 15, 2016 and March 15, 2017
	01-21-14	85,873	Vests in equal annual installments on February 13, 2015, February 15, 2016, February 15, 2017 and February 15, 2018
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	01-28-14	78,163	Vests in equal annual installments on February 13, 2015, February 15, 2016, and February 15, 2017
Stephen J. Benedetti	03-01-12	6,442	Vests in equal annual installments on March 1, 2015 and 2016
	03-15-12	4,191	Vests on March 15, 2015
	03-29-13	19,888	Vests in equal annual installments on March 13, 2015 and March 15, 2016
	01-21-14	33,209	Vests in equal annual installments on February 13, 2015, February 15, 2016, February 15, 2017 and February 15, 2018
	01-28-14	18,563	Vests in equal annual installments on February 13, 2015, February 15, 2016, and February 15, 2017
Smriti L. Popenoe	01-01-14	37,500	Vests in equal annual installments on January 1, 2015, January 1, 2016 and January 1, 2017

(3)	This amount represents the fair market value of the restricted stock as of December 31, 2014, based on the closing price of the Company's common stock of $8.25 on that date.

Option Exercises and Stock Vested

The table below presents information regarding restricted stock held by our executive officers that vested during 2014.

Option Exercises and Stock Vested for 2014 (1)

	Stock Awards
Name	Number of Shares Acquired On Vesting (#)	Value Realized on Vesting (2) ($)
Thomas B. Akin	72,302	$613,970
Byron L. Boston	81,097	694,619
Stephen J. Benedetti	38,189	322,783
Smriti L. Popenoe	--	--

(1)	None of the executive officers exercised any stock options or stock appreciation rights during 2014.
(2)	For Mr. Akin, the amount in this column represents the Company’s common stock closing price of $8.14 on the vesting date of February 11, 2014, $8.65 for the vesting date of March 1, 2014, $8.82 on the vesting date of March 14, 2014,and $8.98 for the vesting date of March 15, 2014 all times the number of shares that vested on such date. For Mr. Boston, the amount in this column represents the Company's common stock closing price of $8.14 on the vesting date of February 11, 2014, $8.65 for the vesting date of March 1, 2014, $8.59 on the vesting date of March 7, 2014, $8.82 on the vesting date of March 14, 2014, $8.98 for the vesting date of March 15, 2014 , $8.63 on the vesting date of June 9, 2014, and $8.61 on the vesting date of September 8, 2014, all times the number of shares that vested on such date. For Mr. Benedetti, the amount in this column represents the Company’s common stock closing price of $8.14 on the vesting date of February 11, 2014, $8.65 for the vesting date of March 1, 2014, $8.82 on the vesting date of March 14, 2014, and $8.98 for the vesting date of March 15, 2014 all times the number of shares that vested on such date.

Nonqualified Deferred Compensation for 2014

The Company does not have a nonqualified deferred compensation plan.

Other Compensation

We do not offer any pension benefit plans or deferred compensation plans to our executive officers or other employees, other than what is discussed under the Retirement Plans section of “Compensation Discussion and Analysis” above.

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Potential Payments upon Termination or Change in Control

As discussed above, we currently have an employment agreement with Mr. Boston and a severance agreement with Mr. Benedetti. As described below, these agreements provide our executive officers with, among other things, base salary, bonus and certain payments at, following and/or in connection with certain terminations of employment including in connection with a change in control of the Company. As used below, the terms “cause,” “change in control,” and “good reason” have the respective meanings set forth in the applicable employment or severance agreement. In addition, each of Messrs. Akin, Boston and Benedetti and Ms. Popenoe are parties to restricted stock agreements that provide for accelerated vesting of their restricted shares under certain circumstances.

Mr. Akin. Mr. Akin had no employment agreement effective as of December 31, 2014 and therefore he would not have the contractual right to receive payments upon a termination or upon a change in control on such date. However, Mr. Akin has restricted shares that will become fully vested (i) upon a change in control, (ii) if his employment is terminated upon his becoming disabled, his death, or his retirement (with the consent of the Compensation Committee) at or after age sixty-five where there is no cause for termination or (iii) if he terminates his employment for good reason (only if defined in an applicable employment agreement) or if his employment is terminated without cause. The value of the accelerated vesting of Mr. Akin's restricted shares would have been $1,760,253 based on the closing market price of the Company's common stock on December 31, 2014.

Mr. Boston. The employment agreement for Mr. Boston provides for an annual base salary of not less than $275,000.  Mr. Boston’s current base salary is $675,000. Mr. Boston is eligible to participate with Mr. Benedetti and Ms. Popenoe in the Performance Bonus Program at up to 200% of his annual salary.  Specific information regarding the Performance Bonus Program during 2014 is provided under “Compensation Discussion and Analysis - Components of Executive Compensation” beginning on page 15.  As discussed above, Mr. Boston's employment agreement provides for a term through March 31, 2016 and renews automatically for successive one-year terms, unless either the Company or Mr. Boston gives written notice of non-renewal at least 90 days prior to expiration of the then-current term of the agreement.

Pursuant to the terms of his employment agreement, under certain specified scenarios during the term of his employment, Mr. Boston is entitled to receive, in addition to earned and unpaid amounts then owed to him, certain payments upon the termination of his employment including in connection with a “change in control” involving the Company.   Under Mr. Boston's employment agreement, the occurrence of a “change in control” is included in the definition of “good reason.”

(1)	Without Cause or For Good Reason. If Mr. Boston's employment is terminated by us without “cause” (which would exclude our determination not to renew his employment at the end of any applicable term) or by him for “good reason,” he will be entitled to receive a lump sum payment in cash equal to the aggregate of the amounts under items (1) through (4) below, and will receive the benefits listed in items (5) through (8) as follows: (1) his base salary through the date of his termination, to the extent not previously paid; (2) reimbursement of any unreimbursed business expenses incurred by him prior to his termination; (3) payment for any vacation time accrued by him but unused as of the date of his termination; (4) an amount equal to his annual base salary on the day prior to the date of his termination multiplied by 2.99; (5) the pro-rata portion of the Performance Bonus Program payment that would have been payable to him based on the achievement by the Company of performance goals for that portion of time during the calendar year of the Company that he was employed (the “Pro-Rata Bonus”), payable at the time such bonus would have otherwise been paid; (6) any incentive stock awards awarded to him prior to his termination will become immediately 100% vested and exercisable; (7) subject to certain limitations, continued coverage under the Company's medical plans for Mr. Boston and his dependents covered under such plans for a period of one year from the date of his termination; and (8) to the extent not paid prior to his termination, the Company will pay or provide him with any other amounts or benefits required to be paid or provided or which he is eligible to receive under any plan, program, policy or practice or contract or agreement with the Company. In the event that Mr. Boston's employment with us was terminated on December 31, 2014 under one of these two scenarios, he would have been entitled to receive from us a payment estimated to be $3,368,250, inclusive of the bonus award paid in February 2015 to Mr. Boston for 2014 performance under the Performance Bonus Program (prior to any rounding for fractional shares). Also, the cost to the Company of providing continued benefits for 12 months would have been approximately $30,849. Additionally, the value of the accelerated vesting of Mr. Boston's restricted shares of the Company's common stock would have been $2,099,023 based on the closing market price of the Company's common stock on December 31, 2014.

(2)     Without Good Reason or With Cause. If Mr. Boston's employment is terminated by him without “good reason” or by us for “cause,” he will be entitled only to receive a lump sum payment in cash equal to the aggregate of the following amounts: (1) his base salary through the date of his termination, to the extent not previously paid; (2) reimbursement of any unreimbursed business expenses incurred by him prior to his termination; and (3) payment for any vacation time accrued by him but unused as of the date of his termination.

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•	Death or Disability. If Mr. Boston's employment is terminated upon his death or because of his disability, he will be entitled to receive a lump sum payment in cash equal to the aggregate of the following amounts: (1) his base salary through the date of his termination, to the extent not previously paid; (2) reimbursement of any unreimbursed business expenses incurred by him prior to his termination; and (3) payment for any vacation time accrued by him but unused as of the date of his termination. In addition the Company will pay to him (or his estate in the event of his death), the Pro-Rata Bonus amount due to him under the Performance Bonus Program, if any, in one lump sum payment on the date such bonus would have otherwise been paid for the calendar year of the Company that includes the date of his termination and all of his unvested restricted shares would vest immediately. In the event that Mr. Boston's employment with us was terminated due to his death or disability on December 31, 2014, he would have been entitled to receive from us a payment estimated to be $1,350,000, which is the amount he earned under the Performance Bonus Program for 2014 (prior to any rounding for fractional shares), and the value of the accelerated vesting of Mr. Boston's restricted shares would have been $2,099,023 based on the closing market price of the Company's common stock on December 31, 2014.

Mr. Boston's employment agreement provides that it is intended that any payments made to Mr. Boston under the agreement and under any other plan, agreement or arrangement maintained by the Company shall not constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code (or any successor provision).  If the Company's auditors determine that any payment or distribution to be made to Mr. Boston under the agreement would be nondeductible by the Company under Section 280G of the Code, then the amounts payable or distributable under the agreement will be reduced to the maximum amount which may be paid or distributed without causing such payments or distributions to be nondeductible.  The amounts shown above do not reflect any potential reductions that may be imposed pursuant to this provision.

Mr. Benedetti. The severance agreement for Mr. Benedetti does not provide for a specific annual base salary.  However, Mr. Benedetti's severance agreement provides for his right to terminate for good reason if there is a material diminution in his compensation.  Mr. Benedetti is eligible to participate with Mr. Boston and Ms. Popenoe in the Performance Bonus Program at up to 200% of his annual salary.  Mr. Benedetti's severance agreement has no expiration date.

Pursuant to the terms of his severance agreement, under certain specified scenarios during the term of his employment, Mr. Benedetti is entitled to receive, in addition to earned and unpaid amounts then owed to him, certain payments upon the termination of his employment, including termination in connection with a “change in control” involving the Company.   Items considered “good reason” include the occurrence of a change in control of the Company, a material change in Mr. Benedetti's responsibilities or compensation, or a change in the location of Mr. Benedetti's employment.  A “change in control” includes among other things, an acquisition of more than 20% of our common stock by an unrelated entity, a material change in the composition of our Board of Directors, certain mergers or other business combinations, or a vote by our shareholders to liquidate or dissolve the Company.

•	Without Cause or For Good Reason. If Mr. Benedetti's employment is terminated by us without “cause” (which would exclude our determination not to renew his employment at the end of any applicable term) or by him for “good reason,” he will be entitled to (i) his base salary and any bonus that has accrued but has not been paid, (ii) the equivalent of his annual base salary of one year for every fifty months that Mr. Benedetti has been employed by the Company pro-rated for any period of less than fifty months and (iii) any other amounts or benefits Mr. Benedetti is entitled to receive under any plan, program, policy or practice or contract or agreement of the Company. Mr. Benedetti also will become fully vested in any options, stock appreciation rights or other forms of incentive stock compensation granted to him if he terminates his employment for good reason or if he is terminated without cause. Finally, in such events, the Company is obligated to provide continued coverage to Mr. Benedetti at its expense under the Company's medical, dental, life insurance and disability policies or arrangements for a period of 12 months following termination of employment, which may be limited in certain circumstances. In the event that Mr. Benedetti's employment with us was terminated on December 31, 2014 under one of these two scenarios, he would have been entitled to receive from us a payment estimated to be $2,385,000, inclusive of the amount paid to him in February 2015 for 2014 performance under the Performance Bonus Program (prior to any rounding for fractional shares). Also, the cost to the Company of providing continued benefits for 12 months would have been approximately $16,545. The value of the accelerated vesting of Mr. Benedetti's restricted shares of the Company's common stock would have been $678,917 based on the closing market price of the Company's common stock on December 31, 2014.

•	Without Good Reason or With Cause. If Mr. Benedetti's employment is terminated for “cause,” the Company will be obligated to pay to Mr. Benedetti (i) his annual base salary through the date of termination, (ii) any bonus to the extent already earned by Mr. Benedetti, but unpaid, (iii) the amount of any compensation previously deferred by Mr. Benedetti, and (iv) any other amounts or benefits Mr. Benedetti would be entitled to receive under any plan, program, policy or practice or contract or agreement of the Company. If Mr. Benedetti voluntarily terminates his employment
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for other than “good reason,” the Company will be obligated to pay him (i) his annual base salary through the date of termination, (ii) any bonus to which Mr. Benedetti is entitled but has not yet been paid, and (iii) any other amounts or benefits Mr. Benedetti would be entitled to receive under any plan, program, policy or practice or contract or agreement of the Company. In the event that Mr. Benedetti's employment with us was terminated for “cause” or voluntarily terminated by Mr. Benedetti for other than “good reason” on December 31, 2014, he would have been entitled to receive from us a payment estimated to be $562,500, which is the amount he earned under the Performance Bonus Program for 2014 (prior to any rounding for fractional shares).

Death or Disability. If Mr. Benedetti's employment is terminated by reason of his death or disability, the Company will be obligated to pay him (i) his annual base salary through the date of termination, (ii) any bonus to which Mr. Benedetti is entitled but has not yet been paid, and (iii) any other amounts or benefits Mr. Benedetti would be entitled to receive under any plan, program, policy or practice or contract or agreement of the Company, including any payments that may be due to Mr. Benedetti under the Company's 2004 Stock Incentive Plan and 2009 Stock and Incentive Plan. In the event that Mr. Benedetti's employment with us was terminated due to his death or disability on December 31, 2014, he would have been entitled to receive from us a payment estimated to be $562,500, which is the amount he earned under the Performance Bonus Program for 2014 (prior to any rounding for fractional shares). In addition, pursuant to the terms of the agreements relating to such shares, the value of the accelerated vesting of Mr. Benedetti's restricted shares of the Company's common stock in the event of his death or disability would have been $678,917 based on the closing market price of the Company's common stock on December 31, 2014.

Mr. Benedetti's severance agreement provides that it is intended that any payments made to Mr. Benedetti under the agreement and under any other plan, agreement or arrangement maintained by the Company shall not constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code (or any successor provision).  If the Company's auditors determine that any payment or distribution to be made to Mr. Benedetti would be nondeductible by the Company under Section 280G of the Code, then the amounts payable or distributable under the agreement will be reduced to the maximum amount which may be paid or distributed without causing such payments or distributions to be nondeductible. The amounts shown above do not reflect any potential reductions that may be imposed pursuant to this provision.

Ms. Popenoe. Ms. Popenoe had no employment agreement effective as of December 31, 2014 and therefore she would not have the contractual right to receive payments upon a termination or upon a change in control on such date. However, Ms. Popenoe has restricted shares that will become fully vested (i) upon a change in control, (ii) if her employment is terminated upon her becoming disabled, her death, or her retirement (with the consent of the Compensation Committee) at or after age sixty-five where there is no cause for termination or (iii) if she terminates her employment for good reason (only if defined in an applicable employment agreement) or if her employment is terminated without cause. The value of the accelerated vesting of Ms. Popenoe's restricted shares would have been $309,375 based on the closing market price of the Company's common stock on December 31, 2014.

PROPOSAL TWO

ADVISORY AND NON-BINDING VOTE TO APPROVE EXECUTIVE COMPENSATION

As required by SEC rules, we are providing our shareholders the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC's rules.

As described in detail under the heading “Executive Compensation - Compensation Discussion and Analysis,” our executive compensation programs are designed to attract and retain highly skilled and motivated officers who will manage the Company in a manner to promote our growth and profitability, prudently preserve our capital, and advance the interests of our shareholders. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased shareholder value. Please read the “Compensation Discussion and Analysis” beginning on page 15 for additional details about our executive compensation programs, including information about the fiscal year 2014 compensation of our named executive officers.

The Compensation Committee periodically reviews the compensation programs for our named executive officers to ensure they achieve the desired goal of striking a balance between recognition of recent achievements and aligning the interests of management on a longer-term basis with that of the Company's shareholders. We are asking our shareholders to indicate their support for our named executive officer compensation as described in this Proxy Statement by voting for this proposal. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

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“RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company's Proxy Statement for the 2015 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and related disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our shareholders' concerns, and the Compensation Committee will evaluate whether any changes are necessary to address those concerns.

Pursuant to the vote of our shareholders at the 2011 Annual Meeting of Shareholders, we will conduct an advisory and non-binding vote to approve our named executive compensation on an annual basis. The next advisory and non-binding vote to approve our named executive officer compensation will occur at the 2016 Annual Meeting of Shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

RELATED PERSON TRANSACTIONS

We recognize that maintaining the independence in fact and appearance for our directors and officers is critical. Therefore, we have certain policies and procedures in place to critically evaluate each transaction that could impact the independence of directors and officers. Our Code of Business Conduct and Ethics provides that the Company's personnel, including directors and officers, are expected to avoid any situation in which their personal interests conflict, or have the appearance of conflicting, with those of the Company. Our Corporate Governance Guidelines also provide that the Company will generally refrain from entering into contracts with Board members and their immediate family members or providing support directly or indirectly to organizations with which a Board member may be affiliated. In the event that we deem it appropriate to enter transactions with a Board member or a member of his or her immediate family, the terms of the transaction must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time of a comparable transaction with a non-related person. The Board will also evaluate each of these transactions when the independence of the director is determined.

Our Board has adopted certain written policies and procedures, included within our Code of Business Conduct and Ethics, for the review, approval and ratification of related person transactions, which we refer to as our Related Person Policy. Among other things, our Related Person Policy provides that, other than compensation matters which are ratified or approved by our Compensation Committee, a related person transaction is prohibited unless it is approved or ratified by the Audit Committee. A “related person transaction” is any transaction, arrangement or relationship (or any series of transactions, arrangements or relationships) in which we were, are or will be a participant, in which the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. Any related person transaction must be reported to the Chairperson of the Audit Committee. A “related person,” as defined in our Related Person Policy, means any person who is an executive officer, director or nominee for director of the Company, any person who is the owner of more than 5% of any class of the Company's outstanding equity securities, any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law or any person (other than a tenant or employee) sharing the household of the executive officer, director, nominee or more than 5% owner, and any entity which is owned or controlled by any of the foregoing persons or in which one of the foregoing persons has a substantial ownership interest or control of such entity.

Under the Related Person Policy, proposed related person transactions are reported to the Chairperson of the Audit Committee. The Chairperson will assess, with the assistance of counsel, if appropriate, whether the proposed transaction would be a related person transaction and, if so, the proposed related person transaction shall be submitted to the Audit Committee for consideration. In determining whether to approve or ratify the proposed related person transaction, the Audit Committee will consider, among other things, whether the related person transaction is in, or is not inconsistent with, the best interest of the Company and its shareholders, and, where applicable, whether the terms of such transaction are comparable to those that could be obtained in arms-length dealings with an unrelated third party. The Audit Committee notifies the related person of its determination.

Mr. Benedetti, the Company's Executive Vice President, Chief Financial Officer and Chief Operating Officer has since 2002, been the sole shareholder of a company that is the parent corporation to a wholly-owned subsidiary, DCI Commercial, Inc. (“DCI Commercial”). The Company and DCI Commercial were jointly named in litigation regarding the activities of DCI Commercial while it was an operating subsidiary of an affiliate of the Company. As disclosed in Part II, Item 8. “Financial Statements and Supplementary Data” in Note 11 in the Company’s Annual Report on Form 10-K filed with the SEC on March

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12, 2015, in May 2013, the Fifth Circuit Court of Appeals in Dallas, Texas (the “Fifth Circuit”) affirmed the trial court’s decision with respect to a take nothing judgment against the Company. With respect to DCI Commercial, the Fifth Circuit remanded the case to the trial court for entry of judgment and a $25.6 million damage award against DCI Commercial and for a new trial with respect to attorneys’ fees and for costs and pre- and post-judgment interest as determined by the trial court. In December 2000, the Company and DCI entered into a Litigation Cost Sharing Agreement whereby the Company agreed to advance DCI’s portion of the costs of defending against such litigation. The Litigation Cost Sharing Agreement currently remains in effect. Litigation costs advanced by the Company on behalf of DCI Commercial are loans and carry simple interest at the rate of Prime plus 8% per annum. At December 31, 2014, the total amount due to the Company under the Litigation Cost Sharing Agreement, including interest, was $9.2 million. Neither DCI Commercial nor Mr. Benedetti expects to derive any monetary benefit from the arrangement other than the advancement of the litigation costs.  Neither DCI Commercial nor its parent company has made any payments to the Company. The Audit Committee has approved the Litigation Cost Sharing Agreement in accordance with our Related Person Policy.

PROPOSAL THREE

RATIFICATION OF THE SELECTION

OF THE COMPANY'S AUDITORS

The Audit Committee has selected the firm of BDO USA, LLP as independent certified public accountants to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2015. BDO USA, LLP has audited the financial statements of the Company since 2006, including for the fiscal year ended December 31, 2014.

In the event that shareholders do not ratify the selection of BDO USA, LLP, the Audit Committee will consider making a change in auditors for the Company for the fiscal year ending December 31, 2016.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of BDO USA, LLP as the Company’s independent auditor. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be regular rotation of the independent auditor. The members of the Audit Committee and the Board of Directors believe that continued retention of BDO USA, LLP to serve as the Company’s independent auditor is in the best interest of the Company and its shareholders.

Representatives of BDO USA, LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR RATIFICATION OF THE SELECTION OF BDO USA, LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

AUDIT INFORMATION

Independent Registered Public Accounting Firm Fees

The following information is furnished with respect to fees billed for professional services rendered to the Company by BDO USA, LLP for the audit of the Company's annual financial statements for the fiscal years ended December 31, 2014 and 2013, respectively, and fees billed for other services rendered by BDO USA, LLP during those periods. Information related to audit fees for 2014 includes amounts billed through December 31, 2014, and additional amounts estimated to be billed for the 2013 period for audit services rendered.

	For Fiscal Year Ended December 31,
	2014	2013
Audit Fees (1)	$300,695	$319,090
Audit-Related Fees (2)	--	--
Tax Fees (3)	--	--
All Other Fees (4)	--	15,200
Total	$300,695	$334,290

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(1)	Audit Fees include: (i) the audit of the Company's consolidated financial statements included in its Annual Report on Form 10-K and services attendant to, or required by, statute or regulation; (ii) reviews of the interim consolidated financial statements included in the Company's quarterly reports on Form 10-Q; and (iii) comfort letters, consents and other services related to SEC and other regulatory filings.
(2)	Audit-Related Fees represent professional services for assurance and related services that are reasonably related to the performance of the audit or review of the Company's consolidated financial statements and not reported under the heading “Audit Fees.”
(3)	Tax Fees include tax compliance, tax planning, tax advisory and related services.
(4)	During 2013, BDO USA, LLP performed certain agreed upon procedures related to the Company's master servicing responsibilities on certain securitization financing issuances.

Pre-Approval Policies and Procedures

In accordance with the Audit Committee Charter, all audit (including audit-related) and non-audit services performed by BDO USA, LLP, as described above, were pre-approved by the Audit Committee, which concluded that the provision of such services by the Company's independent registered public accounting firm was compatible with the maintenance of that firm's independence in the conduct of its auditing functions. The charter authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. The decisions of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting.

Audit Committee Report

The following Audit Committee Report shall not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report therein, and shall not otherwise be deemed filed under such Acts.

The Audit Committee is responsible, among other responsibilities, for the engagement of independent public accountants, reviews with the independent public accountants the plans and results of any audits, reviews other professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of internal accounting controls. The Audit Committee is comprised of three directors, each of whom is independent for audit committee purposes, as defined by the regulations of the SEC and the New York Stock Exchange listing standards.

The Audit Committee has reviewed and discussed with management and the independent accountants the Company's audited financial statements and the results of their examination and evaluation of the Company's internal controls for fiscal year 2014. In addition, the Audit Committee has discussed with the independent accountants the matters required to be discussed under auditing standards of the Public Company Accounting Oversight Board, including Auditing Standard No. 16.

The Audit Committee has received from the independent accountants written disclosures and a letter regarding BDO USA, LLP's communications with the Audit Committee concerning independence, as required by the applicable requirements of the Public Company Accounting Oversight Board. These disclosures have been reviewed by the Audit Committee, and the Audit Committee has discussed with the independent accountants the independent accountants’ independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for fiscal year 2014 for filing with the SEC.

Audit Committee

Barry A. Igdaloff, Chairperson

Valerie A. Mosley

Robert A. Salcetti

SHAREHOLDER PROPOSALS

If any shareholder desires to present a proposal to be acted upon at the 2016 Annual Meeting of Shareholders (including a nomination for director), written notice of such proposal must be received, in proper form, by the Secretary of the Company no later than January 9, 2016 and no earlier than October 11, 2015. The proxy solicited by the Board of Directors for the 2016

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Annual Meeting will confer discretionary authority to vote on any shareholder proposal presented at the meeting if the Company has not received notice of such proposal within this time period, in writing delivered to the Company's Secretary. If any shareholder intends to present a proposal to be considered for inclusion in the Company's proxy materials in connection with the 2016 Annual Meeting, the proposal must comply with Exchange Act Rule 14a-8 and must be received by the Company's Secretary, at the Company's principal office, on or before December 10, 2015.

OTHER MATTERS

A copy of the Company's 2014 Annual Report to Shareholders is being provided to each shareholder with this Proxy Statement. A copy of the Company's Annual Report on Form 10-K for fiscal year 2014 and a list of all its exhibits will be supplied without charge to any shareholder upon written request sent to the Company's principal executive offices: Dynex Capital, Inc., Attention: Investor Relations, 4991 Lake Brook Drive, Suite 100, Glen Allen, Virginia 23060. Exhibits to the Form 10-K are available for a reasonable fee. You may also view the Company's Annual Report on Form 10-K and its exhibits online at the SEC web page at www.sec.gov or via the Company's web page at www.dynexcapital.com under “Investor Center - SEC Filings.”

By Order of the Board of Directors

Stephen J. Benedetti

Executive Vice President,

Chief Financial Officer, Chief Operating Officer, and Secretary

April 8, 2015

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DESIGNATION (IF ANY) Available 24 hours a day, 7 days a week! ADD 1 Instead of mailing your proxy, you may choose one of the voting ADD 2 methods outlined below to vote your proxy. ADD 3 VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. ADD 4 ADD 5 Proxies submitted by the Internet or telephone must be received by ADD 6 11:59 p.m., Eastern Time, on May 15, 2015. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3. 1. ELECTION OF DIRECTORS Nominees: 01 - Thomas B. Akin 02 - Byron L. Boston 03 - Michael R. Hughes 04 - Barry A. Igdaloff 05 - Valerie A. Mosley 06 - Robert A. Salcetti + 07 - James C. Wheat, III Mark here to vote Mark here to WITHHOLD For All EXCEPT - To withhold authority to vote for any FOR all nominees vote from all nominees nominee(s), write the name(s) of such nominee(s) below. For Against Abstain For Against Abstain 2. Proposal to provide advisory approval of the compensation 3. Proposal to ratify the selection of BDO USA, LLP, of the Company’s named executive officers. independent certified public accountants, as auditors for the Company for the 2015 fiscal year. • Items Change of Address — Please print new address below. Comments — Please print your comments below. • Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE C 1234567890 J N T 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1UPX 2357801 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMM + 0226CB

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Dynex Capital, Inc.

IMPORTANT ANNUAL MEETING INFORMATION 000004

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Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders To Be Held on May 19, 2015: The Proxy Statement and the 2014 Annual Report to Shareholders are available at: http://www.envisionreports.com/DYNX q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — Dynex Capital, Inc. Annual Meeting of Shareholders – May 19, 2015 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Stephen J. Benedetti and Alison G. Griffin, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Dynex Capital, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held May 19, 2015 or at any adjournment thereof, with all powers which the undersigned would possess if present at the meeting. THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3. (Continued and to be marked, dated and signed, on the other side)